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Exhibit (b)(2)

CREDIT AGREEMENT

         dated as of December 11, 2003

among

BOGEN COMMUNICATIONS INTERNATIONAL, INC. and

BOGEN COMMUNICATIONS, INC.,

and

KEYBANK NATIONAL ASSOCIATION

8.8	Subsidiaries	16
8.9	Pension and Welfare Plans	16
8.10	Investment Company Act	16
8.11	Public Utility Holding Company Act	16
8.12	Regulation U	16
8.13	Taxes	16
8.14	Solvency, etc.	17
8.15	Environmental Matters	17
8.16	Copyrights, Patents, Trademarks and Licenses etc.	18
8.17	Transactions with Affiliates	18
8.18	Information	18
SECTION 9	COVENANTS	19
9.1	Reports, Certificates and Other Information	19
9.1.1	Audit Report	19
9.1.2.	Quarterly Reports	19
9.1.3	Compliance Certificates	19
9.1.4	Reports to SEC and to Shareholders	19
9.1.5	Notice of Default, Litigation and ERISA Matters	20
9.1.6	Subsidiaries	20
9.1.7	Management Reports	20
9.1.8	Budgets	20
9.1.9	Contracts	21
9.1.10	Other Information	21
9.2	Books, Records and Inspections	21
9.3	Insurance	21
9.4	Compliance with Laws; Payment of Taxes and Liabilities	21
9.5	Maintenance of Existence, etc.	21
9.6	Financial Covenants	21
9.6.1	Fixed Charges Coverage Ratio	21
9.6.2	Total Leverage Ratio	22
9.6.3	Minimum EBITDA	22
9.7	Limitations on Debt	22
9.8	Liens	22
9.9	Restricted Payments	23
9.10	Mergers, Consolidations, Sales	23
9.11	Modification of Organizational Documents	23
9.12	Use of Proceeds	23
9.13	Further Assurances	23
9.14	Transactions with Affiliates	24
9.15	Employee Benefit Plans	24
9.16	Environmental Matters	24
9.17	Unconditional Purchase Obligations	24
9.18	Inconsistent Agreements	24
9.19	Business Activities	24
9.20	Advances and Other Investments	25
9.21	Maintenance of Property	25
9.22	Performance of Obligations	25
9.23	Leases	25

ii

SECTION 10	EFFECTIVENESS; CONDITIONS OF LENDING, ETC	26
10.1	Initial Credit Extensions	26
10.1.1	Notes	26
10.1.2	Resolutions	26
10.1.3	Consents, etc.	26
10.1.4	Incumbency and Signature Certificates	26
10.1.5	Guaranty	26
10.1.6	Security Agreement	26
10.1.7	Pledge Agreements	26
10.1.8	Opinion of Counsel for the Borrowers	26
10.1.9	Other	26
10.2	Conditions	27
10.2.1	Compliance with Warranties, No Default, etc.	27
10.2.2	Confirmatory Certificate	27
SECTION 11	EVENTS OF DEFAULT AND THEIR EFFECT	28
11.1	Events of Default	28
11.1.1	Non-Payment of the Loans, etc.	28
11.1.2	Non-Payment of Other Debt	28
11.1.3	Other Material Obligations.	28
11.1.4	Bankruptcy, Insolvency, etc.	28
11.1.5	Non-Compliance with Provisions of This Agreement	28
11.1.6	Warranties	28
11.1.7	Pension Plans	29
11.1.8	Judgments	29
11.1.9	Invalidity of Guaranty, etc.	29
11.1.10	Invalidity of Collateral Documents, etc.	29
11.1.11	Change in Control	29
11.2	Effect of Event of Default	30
SECTION 12	GENERAL	30
12.1	Waiver; Amendments	30
12.2	Confirmations	30
12.3	Notices	30
12.4	Computations	31
12.5	Regulation U	31
12.6	Costs, Expenses and Taxes	31
12.7	Subsidiary References	31
12.8	Captions	31
12.9	Assignments	31
12.9.1	Assignments	31
12.10	Governing Law	32
12.11	Counterparts	33
12.12	Successors and Assigns	33
12.13	Indemnification by the Borrowers	33
12.14	Forum Selection and Consent to Jurisdiction	33
12.15	Waiver of Jury Trial	34

iii

CREDIT AGREEMENT

        This CREDIT AGREEMENT, dated as of December 11, 2003 (this "Agreement"), is entered into among BOGEN COMMUNICATIONS INTERNATIONAL, INC. ("BCII") and BOGEN COMMUNICATIONS, INC., ("BCI") each a Delaware corporation (singly, a "Borrower or collectively, the "Borrowers") and KEYBANK NATIONAL ASSOCIATION (the "Bank").

        In consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  SECTION 1 DEFINITIONS.

        1.1    Definitions.    When used herein the following terms shall have the following meanings:

        Acquisition Forecast means data prepared and submitted by the Borrowers in connection with an acquisition including (i) forecasted financial statements consisting of consolidated and consolidating balance sheets, income and cash flow statements and a statement of underlying assumptions, ranges and limitations and (ii) a pro forma computation assuming that the acquisition was in effect during the prior year together with an opening and subsequent year projection.

        Advance means an advance or readvance of proceeds of a Loan.

        Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (ii) any officer or director of such Person.

        Agreement—see the Preamble.

        Bank—see the Preamble.

        Borrower or Borrowers—see the Preamble.

        Business Day means any day on which the Bank is open for commercial banking business in Albany, New York.

        Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrowers, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed within three months (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

        Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

        Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by the Bank or its holding company) rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal Funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any Bank (or other commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank (or other commercial banking institution) thereunder or (e) investments in short-term asset management accounts offered by the Bank for the purpose of investing in loans to any corporation (other than the Borrowers or an Affiliate of either of the Borrowers), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia.

        CERCLA—see Section 8.15.

        Code means the Internal Revenue Code of 1986, as amended.

        Collateral Documents means the Pledge Agreement, the Security Agreements and any other agreement pursuant to which the Borrowers or any Guarantor grant collateral to Bank.

        Commitment Amount—see Section 2.1.1.

        Commitments means the Loan Commitment.

        Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

        Consolidated Net Income means, with respect to the Borrowers and their wholly owned Domestic Subsidiaries for any period, the net income (or loss) of the Borrowers and their wholly owned Domestic Subsidiaries for such period, excluding any extraordinary gains during such period.

        Contingent Payment means any payment that has been (or is required to be) made by either of the Borrowers or any Wholly Owned Domestic Subsidiary in connection with the achievement of any particular business goal (excluding (i) employee compensation and bonuses in the ordinary course of business and (ii) periodic, variable payments based upon performance-related criteria, such as revenues or earnings).

        A Contingent Payment shall be deemed to be "outstanding" from the time that either of the Borrowers or any Subsidiary enters into the agreement containing the obligation to make such Contingent Payment until such time as either such Contingent Payment has been made in full or it has become certain that such Contingent Payment will never have to be made. If the amount of any Contingent Payment is not determinable or is variable based on factors which are not yet determinable, then the amount of such Contingent Payment shall be deemed to be the maximum amount which, under any and all reasonably foreseeable circumstances, either of the Borrowers or the applicable Subsidiary would reasonably be expected to be required to pay in respect thereof.

        Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with either of the Borrowers, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, subordination or not, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (including Contingent Payments but excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person (including the Letters of Credit), (f) all Suretyship Liabilities of such Person.

        Disposal—see the definition of "Release".

        Dollar and the sign "$" mean lawful money of the United States of America.

        Domestic Subsidiary—means a Subsidiary of either of the Borrowers that is organized under the laws of any state of The United States of America.

        EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

        Effective Date—see Section 10.1.

        Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

        Environmental Laws means all federal, state or local laws, statutes; common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to environmental matters.

        Equipment has the meaning assigned to such term in the Security Agreement.

        ERISA means the Employee Retirement Income Security Act of 1974. References to sections of ERISA also refer to any successor sections.

        Event of Default means any of the events described in Section 11.1.

        Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

        Financial Letter of Credit means any Letter of Credit determined by the Bank to be a "financial guaranty-type Standby Letter of Credit" as defined in footnote 13 to Appendix A to the Risk Based Capital Guidelines issued by the Comptroller of the Currency (or in any successor regulation, guideline or ruling by any applicable banking regulatory authority).

        Fiscal Quarter means any three month period ending on the last day of March, June, September and December of a Fiscal Year.

        Fiscal Year means the fiscal year of the Borrowers and their Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 2003") refer to the Fiscal Year ending on December 31 of such calendar year.

        Fixed Charges means scheduled payments of principal and interest on Debt (including payments on Capital Leases) plus interest expense.

        Fixed Charge Coverage Ratio means the ratio of EBITDA minus maintenance related capital expenditures minus income taxes and distributions to Fixed Charges.

        Funded Debt means all Debt of the Borrowers and their Subsidiaries.

        GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

        Guarantor means, on any day, each entity that has executed a counterpart of the Guaranty on or prior to that day (or is required to execute a counterpart of the Guaranty on that day).

        Guaranty means a guaranty substantially in the form of Exhibit A.

        Hazardous Substances—see Section 8.15.

        Interest Expense means for any period the consolidated interest expense of the Borrowers and their Wholly Owned Domestic Subsidiaries for such period (including all imputed interest on Capital Leases and before giving effect to any capitalization of interest but excluding amortization of deferred financing costs).

        Interest Period—see Section 4.3.

        International—means Bogen Communications International, Inc.

        Inventory means, at any time with respect to any Person, any goods held for sale, or furnished or to be furnished by such Person under any contract of service, or held by such Person as raw materials, work in process or materials used or consumed in a business.

        Investment means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding any commission, travel or similar advances made to directors, officers and employees of the Borrowers or any of their Subsidiaries), (b) any Suretyship Liability of such Person, (c) any ownership or similar interest held by such Person in any other Person and (d) deposits and the like relating to prospective acquisitions of businesses.

        L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of letter of credit requested.

        L/C Commitment means the commitment of the Bank to issue Letters of Credit pursuant to Section 2.1.2.

        Letter of Credit means a Financial Letter of Credit or a Non-Financial Letter of Credit.

        Letter of Credit Fee—see Section 5.2.

        LIBOR Advance means any Advance which bears interest at a rate determined by reference to the LIBOR Rate.

        LIBOR Margin—see Schedule 4.1.

        LIBOR Rate means the rate per annum calculated by the Lender in good faith, which Lender determines with reference to the rate per annum (rounded upwards to the next higher whole multiple of 1/16th if such rate is not such a multiple) at which deposits in United States dollars are offered by prime banks in the London interbank Eurodollar market two Business Days prior to the day on which such rate is calculated by the Bank, in an amount comparable to the amount of such advance and with a maturity equal to the Interest Period.

        LIBOR Reserve Requirements means, for any advance bearing interest at the LIBOR Rate, the maximum reserves, whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to the term of such advance.

        Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

        Loan Commitment means the commitment of the Bank to make Loans pursuant to Section 2.1.1.

        Loan Documents means this Agreement, the Note, the Guaranty, the L/C Applications and the Collateral Documents.

        Loans—see Section 2.1.1.

        Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

        Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Borrowers and their Subsidiaries taken as a whole, or (b) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against either of the Borrowers or any Guarantor of any Loan Document.

        Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which either of the Borrowers or any member of the Controlled Group may have any liability.

        Net Worth means, for any Person, that Person's consolidated stockholders' equity (including preferred stock accounts).

        Non-Financial Letter of Credit means any letter of credit other than a Financial Letter of Credit.

        Notes—see Section 3.1.

        Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by either of the Borrowers or any Wholly Owned Domestic Subsidiary, as lessee, other than any Capital Lease.

        PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which either of the Borrowers or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

        Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

        Pledge Agreement means a pledge agreement between the Borrowers and the Bank, substantially in the form of Exhibit B.

        Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank as its "prime rate." The "prime rate" is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the "prime rate" announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

        Prime Rate Advance means any Advance which bears interest at or by reference to the Prime Rate.

        Prime Rate Margin—see Schedule 4.1.

        RCRA—see Section 8.15.

        Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

        Rental Expense means for any period the consolidated rental expense of the Borrowers and their wholly owned Domestic Subsidiaries for such period.

        Revolver—see Section 2.1.1.

        Revolver Amount means Two Million Five Hundred Thousand and No/100ths ($2,500,000.00) Dollars.

        SEC means the Securities and Exchange Commission.

        Security Agreement means a Security Agreement substantially in the form of Exhibit C-1.

        Security Agreement (Patents) means a Security Agreement substantially in the form of Exhibit C-2.

        Security Agreement (Trademarks) means a Security Agreement substantially in the form of Exhibit C-3.

        Security Agreements means the Security Agreement, the Security Agreement (Patents) and the Security Agreement (Trademarks).

        Senior Debt means all Debt of the Borrowers and their Subsidiaries other than Subordinated Debt.

        Standard Information Package means the Acquisition Forecasts together with an explanation provided by Borrowers detailing how such proposed acquisition is consistent with Borrowers' strategic plan and beneficial to their business and three (3) years of historical financial information for the Person being acquired.

        Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

        Stock Acquisition Loan—see Section 2.1.1.

        Stock Acquisition Amount means up to Eight- Million Five Hundred Thousand and No/100ths ($8,500,000.00) Dollars to be used specifically to finance the acquisition of shares of stock of International.

        Subordinated Debt means any indebtedness of the Borrowers and their wholly owned Domestic Subsidiaries which has subordination terns, covenants, pricing and other terms applicable to such indebtedness which hove been approved in writing by the Bank, provided, however, that written approvals of the Bank shall not be required as to indebtedness among domestic Affiliates of the Borrowers.

        Subsidiary means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of either of the Borrowers.

        Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

        Termination Date means with respect to the Stock Acquisition Loan, January 5, 2004 and with respect to the Revolver, June 30, 2005, or such later dates to which the Termination Dates may be extended at the request of the Borrower and with the consent of the Bank.

        Total Leverage Ratio means the ratio of Funded Debt to EBITDA minus unfunded capital expenditures.

        Type of Advances or Borrowing—see Section 2.2.1. The types of Advances or borrowings under this Agreement are as follows: Prime Rate Advances or borrowings and LIBOR Advances or borrowings.

        Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

        Wholly Owned means an entity owns at least 95% of another entity.

        Welfare Plan means a "welfare plan", as such term is defined in Section 3(1) of ERISA.

        1.2    Other Interpretive Provisions.

          (a)   The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b)   Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c)   The term "including" is not limiting and means "including without limitation."

          (d)   In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (e)   Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, executed and delivered by the parties thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

          (f)    This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

          (g)   This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Borrowers, the Bank and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.

  SECTION 2 COMMITMENTS OF THE BANK; LETTER OF CREDIT, BORROWING AND CONVERSION PROCEDURES.

        2.1    Commitments.    On and subject to the terms and conditions of this Agreement, the Bank agrees to make Advances to, and to issue Non-Financial Letters of Credit for the account of the Borrowers as follows:

          2.1.1    Loan Commitment.    (a) The Bank will make a loan in an amount equal to the lesser of (i) Eight Million Five Hundred and No/100ths ($8,500,000.00) Dollars or (ii) eighty-two (82%) percent of the total purchase price incurred by BCII for the purchase of its stock (the "Stock Acquisition Loan") and a Two Million Five Hundred and No/100ths ($2,500,000.00) Dollar line of credit loan (the "Revolver" and together with the Stock Acquisition Loan, the "Loans") available to the Borrowers from time to time before the Termination Date applicable to each Loan; provided that the sum of (x) the aggregate outstanding principal amount of all Advances under the Revolver plus (y) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the Revolver Amount.

          (b)   The amount of either Loan (the "Commitment Amount") may be reduced from time to time pursuant to Section 6.1.

          2.1.2    L/C Commitment.    The Bank will issue Letters of Credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Bank, at the request of and for the account of either of the Borrowers or any Subsidiary from time to time before the Termination Date applicable to each Loan; provided that the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the aggregate principal amount of all outstanding Loans made under the Revolver.

        2.2    Advance Procedures.

          2.2.1    Various Types of Advances.    Each Advance shall be either a Prime Rate Advance or a LIBOR Advance (each a "type," of Advance), as either of the Borrowers shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3, the form of which is annexed hereto as Exhibit D. Prime Rate Advances and LIBOR Advances may be outstanding at the same time, provided that the aggregate principal amount of each LIBOR Advance shall at all times be at least $250,000 and in integral multiple of $100,000.

          2.2.2    Borrowing Procedures.    The Borrowers shall give written notice or, telephonic notice (followed immediately by written confirmation thereof) to the Bank of each proposed Advance not later than (a) in the case of a Prime Rate Advance, 11:00 A.M., Albany time, on the proposed date of such borrowing, and (b) in the case of a LIBOR Advance, 10:00 A.M., Albany time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, the amount and type of Advance. Not later than 1:00 p.m., Albany time, on the date of a proposed Advance, the Bank so long as it has not received written notice that the conditions precedent set forth in Section 10 with respect to such Advance have not been satisfied (and does not have knowledge of any default in the payment of any principal, interest or fees to be paid to the Bank), the Bank shall pay over the requested amount to the Borrowers (or a single Borrower if so specified by both Borrowers) on the requested Advance date. Each borrowing shall be on a Business Day.

          2.2.3    Procedures for Conversion of Type of Advance.    Subject to the provisions of Section 2.2.1, the Borrowers may convert all or any part of any outstanding Advance into an Advance of a different type by giving written notice or telephonic notice (followed immediately by written confirmation thereof) to the Bank not later than (a) in the case of conversion into a Prime Rate Advance, 11:00 A.M., Albany time, on the proposed date of such conversion, and (b) in the case of a conversion into a LIBOR Advance, 10:00 A.M., Albany time, at least three (3) Business

  Days prior to the proposed date of such conversion, Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date and amount of such conversion, the Advance to be so converted and the type of Advance to be converted into. Subject to Section 2.4, such Advance shall be so converted on the requested date, of conversion. Each conversion shall be on a Business Day.

        2.3    Letter of Credit Procedures.

          2.3.1    L/C Applications.    The Borrowers shall give notice to the Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as the Bank shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Borrowers and in all respects reasonably satisfactory to the Bank, together with such other documentation as the Bank may request in support thereof, it being understood that each L/C Application, shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Bank has not received written notice that the conditions precedent set forth in Section 10 with respect to the issuance of such Letter of Credit have not been satisfied, the Bank shall issue such Letter of Credit on the requested issuance date.

          2.3.2    Reimbursement Obligations.    The Borrowers hereby unconditionally and irrevocably agree to reimburse the Bank for each payment or disbursement made by the Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Bank is reimbursed by the Borrower therefor, payable on demand, at a rate per annum equal to the Prime Rate from time to time in effect plus the Prime Rate Margin from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Bank of such payment or disbursement, two (2%) percent. The Bank shall notify the Borrowers immediately whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, however, that the failure of the Bank to so notify the Borrowers shall not affect the rights of the Bank in any manner whatsoever.

          2.3.3    Limitation on Obligations of the Bank.    In determining whether to pay under any Letter of Credit, the Bank shall have no obligation to the Borrowers other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not impose upon the Bank any liability to the Borrowers and shall not reduce or impair the Borrowers' reimbursement obligations set forth in Section 2.3.2.

        2.4    Certain Conditions.    Notwithstanding any other provision of this Agreement, the Bank shall have no obligation to make any Advance, or to permit the continuation of or any conversion into any LIBOR Advance, and the Bank shall have no obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

  SECTION 3 NOTES EVIDENCING LOANS.

        3.1    Notes.    The Loans shall be evidenced by a promissory notes (the "Notes") substantially in the form set forth in Exhibits A-1 (the "Revolver Note") and A-2 (the "Stock Acquisition Note"), with appropriate insertions, payable to the order of the Bank.

        3.2    Recordkeeping.    The Bank shall record in its records, the date and amount of each Advance made by the Bank, each repayment or conversion thereof and, in the case of each LIBOR Advance, the dates on which each Interest Period for such Advance shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrowers hereunder or under any Note to repay the principal amount of the Advance evidenced by such Note together with all interest accruing thereon.

  SECTION 4 INTEREST.

        4.1    Interest Rates.    The Borrowers promise to pay interest on the unpaid principal amount of each Advance for the period commencing on the date of such Advance until such Advance is paid in full as follows:

          (a)   at all times while such Advance is a Prime Rate Advance, at a rate per annum equal to the sum of the Prime Rate from time to time in effect plus the Prime Rate Margin from time to time in effect as determined in accordance with Schedule 4.1 annexed hereto; and

          (b)   at all times while such Advance is a LIBOR Advance, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect as determined in accordance with Section 4.1 annexed hereto;

provided, however, that at any time an Event of Default exists, the interest rate applicable to each Advance (be it a Prime Rate Advance or LIBOR Advance) may, at the option of the Bank, be increased up to a rate equal to the Prime Rate plus the Prime Rate Margin plus 2% (200 basis points) per annum.

        4.2    Interest Payment Dates.    Accrued interest on each Prime Rate Advance shall be payable in arrears on the first Business Day of each calendar month and at maturity. Accrued interest on each LIBOR Advance shall be payable at the end of the applicable Interest Period or on the first day of each calendar month, whichever is earlier, and at maturity. After maturity, accrued interest on all Advances shall be payable on demand.

        4.3    Interest Periods.    Each "Interest Period" for a LIBOR Advance shall commence on the date such LIBOR Advance is made or converted from a Prime Rate Advance, or on the expiration of the immediately preceding Interest Period for such LIBOR Advance, and shall end on the date which is one (1) month thereafter:

          (a)   in the case of an Interest Period which commences on the date a LIBOR Loan is made or converted from a Prime Rate Advance, in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3, or

          (b)   in the case of a succeeding Interest Period with respect to any LIBOR Advance, by written notice or telephonic notice (followed immediately by written confirmation thereof) to the Bank not later than 10:00 A.M., Albany time, at least three (3) Business Days prior to the first day of such succeeding Interest Period, it being understood that (i) each such notice shall be effective upon receipt by the Bank and (ii) if the Borrowers fail to give such notice, such Advance shall automatically become a Prime Rate Advance at the end of its then-current Interest Period.

Each Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (unless such immediately succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the immediately preceding Business Day). The Borrowers may not select any Interest Period for a Advance which would end after the scheduled Termination Date.

        4.4    Setting and Notice of LIBOR Rates.    The applicable LIBOR Rate for each Interest Period shall be determined by the Bank, and notice thereof shall be given by the Bank promptly to the Borrowers. Each determination of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Bank shall, upon written request of the Borrowers, deliver to the Borrowers a statement showing the computations used by the Bank in determining any applicable LIBOR Rate hereunder.

        4.5    Computation of Interest.    All determinations of interest for Prime Rate Advances shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Prime Rate Advance shall change simultaneously with each change in the Prime Rate.

  SECTION 5 FEES

        5.1    Commitment Fee.    The Borrowers will pay a commitment fee (the "Commitment Fee") in the amount of Thirty-Seven Thousand and No/100ths ($37,000.00) Dollars. Twenty Thousand and No/100ths ($20,000.00) Dollars of which has been paid to and received by the Bank. The Commitment Fee is payable to the Bank whether or not the Loan transactions contemplated hereunder close or are funded and is intended to defray in part, the costs and expenses incurred by the Bank in processing and approving the Loans.

        5.2    Letter of Credit Fees.    (a) The Borrowers agree to pay to the Bank a letter of credit fee (each, a "Letter of Credit Fee") for each Letter of Credit in an amount equal to the rate per annum in effect from time to time pursuant to the Bank's then-current letter of credit fee schedules (computed for the actual number of days elapsed on the basis of a year of 360 days). Such Letter of Credit Fee shall be payable in advance on the first Business Day of each calendar quarter and on the date of the issuance of each Letter of Credit.

          (b)   In addition, with respect to each Letter of Credit, the Borrowers agree to pay to the Bank, for its own account, (i) such fees and expenses as the Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fee in the amount separately agreed to by the Borrowers and the Bank.

  SECTION 6 REDUCTION AND TERMINATION OF THE COMMITMENTS; PREPAYMENTS; COSTS

        6.1    Reduction or Termination of the Commitments.    The Borrowers may from time to time on at least five (5) Business Days' prior written notice received by the Bank permanently reduce the Revolver Amount to an amount not less than the sum of the aggregate unpaid principal amount of the Revolver plus the aggregate Stated Amount of all Letters of Credit. Any such reduction shall be in an amount not less than $100,000.00. The Borrowers may at any time on like notice terminate the Commitments upon payment in full of all Loans and all other obligations of the Borrowers hereunder and cash collateralization in full, pursuant to documentation in form and substance reasonably satisfactory to the Bank, of all obligations arising with respect to the Letters of Credit.

        6.2    Voluntary Prepayments.    The Borrowers may from time to time prepay the Stock Acquisition Loan in whole or in part, provided that (a) the Borrowers shall give the Bank notice thereof not later than 10:00 A.M., Albany time, on the day of such prepayment (which shall be a Business Day) specifying the amount to be prepaid and the date and amount of prepayment, (b) each partial prepayment shall, in the case of a LIBOR Advance, be in a principal amount of at least $100,000 and an integral multiple thereof, (c) any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 6.5, and (d) if any prepayment shall result in the aggregate principal amount of LIBOR Loans being less than $100,000, such LIBOR Advances shall be automatically converted into Prime Rate Advances.

        6.3    Increased Costs.    If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of any law or regulation, there shall be any increase in the cost to the Bank of making, funding, maintaining, or allocating capital to any advance bearing interest at the LIBOR Rate, including a change in LIBOR Reserve Requirements, then Borrower shall, from time to time upon demand by the Bank, pay the Bank additional amounts sufficient to compensate the Bank for such increased costs.

        6.4    Illegality.    If, because of the introduction of or any change in, or because or any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for the Bank to make, fund, or maintain any Loan at the LIBOR Rate, then the Bank's obligation to make, fund, or maintain any such Advance shall terminate and each affected outstanding Advance shall be converted to the Prime Rate plus the applicable Prime Rate Margin on the earlier of the termination date for each Interest Period or the date the making, funding, or maintaining of each such Advance becomes unlawful.

        6.5    Reimbursement of Costs.    If Borrower repays any Advance bearing interest at the LIBOR Rate prior to the end of the applicable Interest Period, including without limitation a prepayment under paragraphs 6.3 or 6.4 above, Borrower shall reimburse the Bank on demand for the resulting loss or expense incurred by the Bank, including without limitation any loss or expense incurred in obtaining, liquidating or reemploying deposits from third parties, with a minimum amount due for each prepayment of $200.00 for each such LIBOR Advance. If the actual reimbursement amount for any such Advance exceeds $200.00, a statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to the Bank under this paragraph shall be made as through the Bank shall have actually funded the relevant Advance through deposits or other funds acquired from third parties for such purpose; however, the Bank may fund any Advance bearing interest at the LIBOR Rate plus the applicable LIBOR Margin in any manner it sees fit and the foregoing assumption shall be utilized only for purposes of calculation of amounts payable under this paragraph. The Bank will be entitled to receive the reimbursement provided for herein regardless of whether the prepayment is voluntary or involuntary (including demand or acceleration of a Note upon Borrower's default).

  SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

        7.1    Making of Payments.    All payments of principal of or interest on the Notes and Letter of Credit Fees, shall be made by the Borrowers to the Bank in immediately available funds at the office specified by the Bank not later than noon, Albany time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

        7.2    Application of Certain Payments.    Each payment of principal shall be applied to such Loans as the Borrowers shall direct by notice to be received by the Bank on or before the date of such payment or, in the absence of such notice, as the Bank shall determine in its reasonable discretion.

        7.3    Due Date Extension.    If any payment of principal or interest with respect to the Notes, or of Letter of Credit Fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

        7.4    Setoff.    The Borrowers agree that the Bank has all rights of set-off and banker's lien provided by applicable law, and in addition thereto, the Borrowers agree that at any time any Event of Default exists, the Bank may apply to the payment of any obligations of the Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter with the Bank.

        7.5    Taxes.    All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers will:

          (a)   pay directly to the relevant authority the full amount required to be so withheld or deducted;

          (b)   promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

          (c)   pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrowers will promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

        If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this Section 7.5, a distribution hereunder by the Bank to or for the account of the Bank shall be deemed a payment by the Borrowers.

  SECTION 8 WARRANTIES.

        To induce the Bank to enter into this Agreement and to make the Loans and issue Letters of Credit hereunder, the Borrowers warrant to the Bank that:

        8.1    Organization, etc.    Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; each Subsidiary is a limited liability company or a corporation duly organized, validly existing and in good standing under the laws of the state of its organization; and the Borrowers and each Domestic Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it.

        8.2    Authorization; No Conflict.    The execution and delivery by the Borrowers of this Agreement and each other Loan Document to which they are a party, the borrowings hereunder and the performance by each of the Borrowers of its obligations under each Loan Document to which it is a parry are within the corporate powers of the Borrowers, have been duly authorized by all necessary corporate action on the part of the Borrowers (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any material provision of law or any order, decree or judgment of any court or other government agency which is binding on the Borrowers, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of the Borrowers or of any agreement, indenture, instrument or other document which is binding on the Borrowers or any Subsidiary that is a party to any of the Loan Documents or (c) result in, or require, the creation or imposition of any Lien on any property of the Borrowers or any Subsidiary that is a party to any of the Loan Documents (other than Liens arising under the Loan Documents).

        8.3    Validity and Binding Nature.    Each of this Agreement and each other Loan Document to which the Borrowers are a party is the legal, valid and binding obligation of the Borrowers, enforceable against the Borrowers in accordance with its terms.

        8.4    Financial Condition.    The financial statements of the Borrowers which have been furnished to the Bank:

          (i)    were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and to customary year-end audit adjustments); and

          (ii)   fairly present in all material respects the financial condition of the Borrowers and their Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby.

        8.5    No Material Adverse Change.    Since the date of the statements referenced at Section 8.4 above, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Borrowers and their Subsidiaries taken as a whole.

        8.6    Litigation and Contingent Liabilities.    (a) No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Borrowers' knowledge, threatened against the Borrowers or any Subsidiary which might reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 8.6(a), and other than any liability incident to such litigation or proceedings, neither the Borrowers nor any Subsidiary has any material contingent liabilities not listed in such Schedule 8.6(a) or 8.6(b).

          (b)   Schedule 8.6(b) sets out descriptions of all arrangements existing on the Effective Date pursuant to which the Borrowers or any Subsidiary may be required to pay any Contingent Payment.

        8.7    Ownership of Properties, Liens.    Each of the Borrowers and each Subsidiary owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and material claims (including material infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 9.8.

        8.8    Subsidiaries.    The Borrowers have no Subsidiaries except those listed in Schedule 8.8.

        8.9    Pension and Welfare Plans.    (a) During the twelve- consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Agreement hereunder, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by either of the Borrowers of any material liability, fine or penalty. Except as set forth in Schedule 8.9(a), Borrowers have no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

          (b)   Except as set forth in Schedule 8.9(b), all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrowers or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrowers nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Borrowers nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

        8.10    Investment Company Act.    Neither the Borrowers nor any Subsidiary are an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

        8.11    Public Utility Holding Company Act.    Neither the Borrowers nor any Subsidiary are a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

        8.12    Regulation U.    The Borrowers are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

        8.13    Taxes.    Each of the Borrowers and each Subsidiary have filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

        8.14    Solvency, etc.    On the Effective Date (or, in the case of any Person which becomes a Guarantor after the Effective Date, on the date such Person becomes a Guarantor), and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof in the case of the Borrowers and immediately prior to becoming obligated pursuant to any of the Loan Documents in the case of the Guarantors, (a) each of the Borrowers' and each Guarantor's assets will exceed its liabilities and (b) each of the Borrowers and each Guarantor is or will be as the case may be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

        8.15    Environmental Matters.

          (a)    No Violations.    Except as set forth on Schedule 8.15, neither the Borrowers nor any Subsidiary, nor any operator of the Borrowers' or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act "RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $500,000 or more by either of the Borrowers and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

          (b)    Notices.    Except as set forth on Schedule 8.15, neither of the Borrowers nor any Subsidiary have received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. § 6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law, excluding household hazardous waste (all of the foregoing, "Hazardous Substances"), which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Borrowers or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

          (c)    Handling of Hazardous Substances.    Except as set forth on Schedule 8.15, to the Borrower's knowledge, (i) no portion of any real property or other assets owned, leased or operated by either of the Borrowers or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by either of the Borrowers, any Subsidiary or the operators of any real property owned, leased or operated by either of the Borrowers or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets owned, leased or operated by either of the Borrowers or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) to the Borrowers' actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any real property or other assets owned, leased or operated by either of the Borrowers or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a Material Adverse Effect on the value of, any real property or other assets owned, leased or operated by either of the Borrowers or any Subsidiary; and (v) any Hazardous Substances generated by either of the Borrowers or their Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers' knowledge, operating in compliance with such permits and applicable Environmental Laws.

          (d)    Investigations.    Except as set forth on Schedule 8.15, the Borrowers and their Subsidiaries have taken all reasonable steps to investigate the past and present condition and usage of any real property owned, leased or operated by either of the Borrowers and their Subsidiaries and the operations conducted by either of the Borrowers and their Subsidiaries with regard to environmental matters.

        8.16    Copyrights, Patents, Trademarks and Licenses etc.    The Borrowers and their Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, all, to the extent registered, as set forth on Schedule 8.16, without conflict with the rights of any other Person. To the best of the Borrower's knowledge, no slogan or other advertising device, product, process, method, substance, part or, other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrowers, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrowers, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

        8.17    Transactions with Affiliates.    Neither of the Borrowers nor any Subsidiary have entered into or participated in any agreements or transactions of any kind with any Affiliates of the Borrowers except agreements or transactions entered into in the ordinary course of business on an arms-length basis.

        8.18    Information.    All information heretofore or contemporaneously herewith furnished in writing by the Borrowers or any Subsidiary to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrowers or any Subsidiary to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that (a) any projections and forecasts provided by the Borrowers are based on good faith estimates and assumptions believed by the Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and (b) any information provided by the Borrowers or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Borrowers or any Subsidiary shall, for all periods prior to the date of such acquisition, be limited to the knowledge of the Borrowers or the acquiring Subsidiary after reasonable inquiry).

  SECTION 9 COVENANTS.

        Until the expiration or termination of the Commitments and thereafter until all obligations of the Borrowers hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Borrowers agree that, unless at any time the Bank shall otherwise expressly consent in writing, they will:

        9.1    Reports, Certificates and Other Information. Furnish to the Bank:

          9.1.1    Audit Report.    Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Borrowers and their Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Borrowers and their Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrowers and their Subsidiaries for such Fiscal Year (if a Borrower is a "reporting company" in accordance with SEC requirements, in the form of the 10K submitted by the Borrowers to the SEC) and breaking out domestic operations, certified without qualification by KPMG or such other independent auditors of recognized standing selected by the Borrowers and reasonably acceptable to the Bank (the "Auditors"), together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Borrowers were not in compliance with any provision of Section 9.6, 9.7 or 9.9 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that either of the Borrowers was not in compliance with any such provision, describing such non-compliance in reasonable detail (it being understood that any such audit is not directed primarily toward obtaining knowledge of such non-compliance); and (b) consolidating balance sheets of the Borrowers and their Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Borrowers and their Subsidiaries for such Fiscal Year, certified by the Chief Financial Officer, the Vice President, Finance, Controller or Treasurer of the Borrowers.

          9.1.2.    Quarterly Reports.    Promptly when available and in any event within 60 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries as of the end of such Fiscal Quarter prepared on a review basis (and, if a Borrower is a "reporting company" in accordance with SEC requirements in the form of the 10-Q submitted by the Borrowers to the SEC), together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter. Said quarterly statements shall be prepared by the Auditors and shall specifically break out domestic operations.

          9.1.3    Compliance Certificates.    Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 9.1.1 and of each set of quarterly statements pursuant to Section 9.1.2, a duly completed compliance certificate in the form of Exhibit F, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the Chief Financial Officer, the Vice President, Finance, Controller or Treasurer of the Borrowers, containing a computation of each of the financial ratios and restrictions set forth in Section 9.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

          9.1.4    Reports to SEC and to Shareholders.    Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Borrowers or any Subsidiary for any such entity as is a "reporting company" in accordance with SEC requirements filed with the SEC (excluding exhibits thereto, provided that the Borrowers shall promptly deliver any such exhibit to the Bank upon request therefor); copies of any registration statements of the Borrowers or any Subsidiary filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally concerning material developments in the business of the Borrowers or any Subsidiary.

          9.1.5    Notice of Default, Litigation and ERISA Matters.    Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrowers or the Subsidiary affected thereby with respect thereto:

          (a)   the occurrence of an Event of Default or an Unmatured Event of Default

          (b)   any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrowers to the Bank which has been instituted or, to the knowledge of the Borrowers, is threatened against either of the Borrowers or any Subsidiary or to which any of the properties of any thereof is subject which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

          (c)   except as disclosed on Schedule 8.9(b), the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that either of the Borrowers furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of either of the Borrowers with respect to any post-retirement Welfare Plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax; that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

          (d)   any cancellation or material adverse change in any insurance maintained by the Borrowers or any Subsidiary except where such cancellation or material change is not expected to have a Material Adverse Effect;

          (e)   any event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect; or

          (f)    any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Bank, rights with respect to the Collateral, are subject.

          9.1.6    Subsidiaries.    Promptly upon any change in the list of its Subsidiaries, a written report of such change.

          9.1.7    Management Reports.    Promptly upon the request of the Bank, copies of all detailed financial and management reports submitted to the Borrowers by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrowers.

          9.1.8    Budgets.    As soon as practicable and in any event within 60 days after the commencement of each Fiscal Year, divisional and consolidated budgets for the Borrowers and their Subsidiaries for such Fiscal Year prepared in a manner reasonably satisfactory to the Bank.

          9.1.9    Contracts.    As soon as practicable after becoming aware of the event and in any event within thirty (30) days of such event, written notice of any termination by a customer of a material contract with a Subsidiary (with materiality being measured at the Subsidiary level) that would have a Material Adverse Effect.

          9.1.10    Other Information.    From time to time such other information concerning the Borrowers and their Subsidiaries as the Bank may reasonably request.

        9.2    Books, Records and Inspections.    Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, the Bank or any representative thereof to inspect the properties and operations of the Borrowers and of such Subsidiary upon reasonable notice during reasonable times; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Bank or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrowers hereby authorizes such independent auditors to discuss such financial matters with the Bank or any representative thereof, provided that so long as no Event of Default exists, a representative of the Borrowers shall be present at any such discussions), and to examine (and, at the expense of the Borrowers or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records.

        9.3    Insurance.    Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and that is acceptable to the Bank; and, on each anniversary of the Effective Date and from time to time upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrowers and their Subsidiaries.

        9.4    Compliance with Laws; Payment of Taxes and Liabilities.    (a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws (including Environmental Laws), rules, regulations, decrees, orders, judgments, licenses and permits; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided, however, that the foregoing shall not require the Borrowers or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

        9.5    Maintenance of Existence, etc.    Maintain and preserve, and (subject to Section 9.11) cause each Domestic Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

        9.6    Financial Covenants.    On a consolidated basis with their wholly owned Domestic Subsidiaries on, in each case measured on the last day of each Fiscal Quarter on a rolling four quarter basis thereafter:

          9.6.1    Fixed Charges Coverage Ratio.    Not permit the Fixed Charges Coverage Ratio to be less than 1.1 to 1.0 provided however, if the Fixed Charges Coverage Ratio is less than 1.1 to 1.0but, equal to or greater than 1.0 to 1.0, at the end of any quarter, the provisions of this Section 9.6.1 shall not be violated if the Fixed Charge Coverage Ratio is restored to a ratio of 1.1 to 1.0 or greater at the end of the immediately succeeding fiscal quarter. This cure provision shall not be available more than once in any period of four (4) successive quarters.

          9.6.2    Total Leverage Ratio.    Not permit the Total Leverage Ratio as of September 30, 2004 to exceed 3.00 to 1.00 and for any Fiscal Quarter period thereafter, to exceed 2.50 to 1.00.

          9.6.3    Minimum EBITDA.    Maintain on a rolling, four quarter basis, EBITDA of at least Three Million Seven Hundred Thousand and No/100ths ($3,700,000.00) Dollars.

        9.7    Limitations on Debt.    Not, and not permit any Domestic Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

          (a)   obligations in respect of the Loans, the L/C Applications and the Letters of Credit;

          (b)   Debt of Subsidiaries owed to the Borrowers, or to other Subsidiaries;

          (c)   Subordinated Debt;

          (d)   other Debt not to exceed $50,000.00 at any one time.

        9.8    Liens.    Not, and not permit any Domestic Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

          (a)   Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

          (b)   Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

          (c)   Liens identified in Schedule 9.8;

          (d)   Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired;

          (e)   attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (f)    easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrowers or any Domestic Subsidiary;

          (g)   Liens in favor of the Bank arising under the Loan Documents; and

          (h)   Liens securing Debt described in Section 9.7(d).

        9.9    Restricted Payments.    Not, and not permit any Subsidiary to, (a) declare or pay any Domestic dividends on any of its capital stock (other than stock dividends), unless after the payment of said dividends, the Fixed Charge Coverage Ratio will be greater than 1.05 to 1.00 after payment of such dividend, (b) other than the transactions contemplated to be financed pursuant to Stock Acquisition Loan, purchase or redeem any such stock or any warrants, units, options or (other than employee stock options) other rights in respect of such stock, (c) make any other distribution to shareholders, (d) prepay, purchase, defease or redeem any Subordinated Debt or (e) set aside funds for any of the foregoing; provided that either Borrower may declare and pay dividends to the other and any Subsidiary may declare and pay dividends to either of the Borrowers or to any other Subsidiary.

        9.10    Mergers, Consolidations, Sales.    Not, and not permit any Domestic Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for (a) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary into either of the Borrowers or into, with or to any other wholly-owned Subsidiary; (b) any such purchase or other acquisition by either of the Borrowers or any wholly-owned Subsidiary of the assets or stock of any wholly-owned Subsidiary; (c) any such purchase or other acquisition by either of the Borrowers or any wholly-owned Subsidiary of the assets or stock of any other Person where (1) the Bank has been provided with a Standard Information Package, (2) such assets (in the case of an asset purchase) are for use, or such Person (in the case of a stock purchase) is engaged, solely in providing a business similar to that of the Person making the acquisition and said business is conducted in the United States; (3) immediately before or after giving effect to such purchase or acquisition, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (4) the aggregate consideration to be paid by either of the Borrowers and their Subsidiaries (including any Debt assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP) in connection with such purchase or other acquisition (or any series of related acquisitions) is not greater than five times the EBITDA for the most recent Fiscal Year of the Person being acquired based on the information in the Standard Information Package, (5) the Borrowers will be in pro forma compliance with all the financial ratios and restrictions set forth in Section 9.6 on both a trailing and projected twelve (12) month basis; (6) the Person acquired will become a Borrower or a Guarantor; and (7) all of the assets of the Person acquired or the assets acquired (in the case of an asset purchase) shall be pledged as collateral for the Loans.

        9.11    Modification of Organizational Documents.    Not permit the Certificate of Incorporation, By-Laws or other organizational documents of the Borrowers or any Subsidiary to be amended or modified in any way which might result in a Material Adverse Effect.

        9.12    Use of Proceeds.    Use the proceeds of the Loans solely to finance the Borrowers' working capital and for acquisitions permitted by Section 9.10 and for the stock acquisition contemplated by the Stock Acquisition Loan; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

        9.13    Further Assurances.    Take, and cause each Subsidiary to take, such actions as are necessary, or as the Bank may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that (i) the obligations of the Borrowers hereunder and under the other Loan Documents are secured by substantially all of the assets of the Borrowers and guaranteed by all of the Guarantors (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty and (ii) the obligations of each Guarantor under the Guaranty are secured by substantially all of the assets of such Guarantor.

        9.14    Transactions with Affiliates.    Not, and not permit any Subsidiary to: (i) enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Borrowers and their Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates or (ii) make loans or advances of any kind to any Subsidiary other than the Borrowers except loans or advances may be made to Domestic Subsidiaries in amounts not to exceed $25,000.00 to each of Bogen Corporation and Speech Design International, Inc. in any Fiscal Year and, to Apogee Sound International, LLC ("Apogee"), in an amount equal to the lesser of (i) for Fiscal Year 2004, $360,000.00 and for Fiscal Year 2005, $75,000.00 or (ii) the sum actually paid by Apogee during Fiscal Year 2004 and Fiscal Year 2005 for rent, common area charges, insurance and taxes on real property currently leased by Apogee in California less sums received by Apogee from subletting said property. .

        9.15    Employee Benefit Plans.    Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

        9.16    Environmental Matters.    (a) If any material Release or Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets owned, leased or operated by either of the Borrowers or any Subsidiary for which such entity would be obligated by law to contain or remove, the Borrowers shall, and shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrowers shall, and shall cause each Subsidiary to, comply in a reasonable and cost-effective manner with any valid Federal or state judicial or administrative order requiring the performance by such party at any real property owned, leased or operated by either of the Borrowers or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance except for the period of time that the Borrowers or such Subsidiary is diligently and in good faith contesting such order. t

          (b)   To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Borrowers shall, and shall cause their Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating, to the best of the Borrowers' or such Subsidiary's knowledge after reasonable inquiry, in compliance with Environmental Laws.

        9.17    Unconditional Purchase Obligations.    Not, and not permit any Domestic Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; provided that the foregoing shall not prohibit the Borrowers or any Domestic Subsidiary from entering into options for the purchase of particular assets or businesses.

        9.18    Inconsistent Agreements.    Not, and not permit any Domestic Subsidiary to, enter into any agreement containing any provision which (a) would be violated or breached by any borrowing by the Borrowers hereunder or by the performance by the Borrowers or any Subsidiary of any of their obligations hereunder or under any other Loan Document or (b) would prohibit the Borrowers or any Subsidiary from granting to the Bank, a Lien on any of their assets.

        9.19    Business Activities.    Not, and not permit any Domestic Subsidiary to, engage in any line of business other than developing, producing and selling sound and communication equipment and telephone and telecommunications peripherals and systems and businesses which are reasonably related thereto.

        9.20    Advances and Other Investments.    Not, and not permit any Domestic Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

          (a)   equity Investments existing on the Effective Date in Subsidiaries identified in Schedule 8.8,

          (b)   equity Investments in Subsidiaries acquired after the Effective Date in transactions permitted as acquisitions of stock or assets pursuant to Section 9.10;

          (c)   in the ordinary course of business, contributions by the Borrowers to the capital of any of its Subsidiaries, or by any such Subsidiary to the capital of any of its Subsidiaries;

          (d)   in the ordinary course of business, Investments by the Borrowers in any Subsidiary or by any of the Subsidiaries in the Borrowers, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 9.7;

          (e)   good faith deposits made in connection with prospective acquisitions of stock or assets permitted by Section 9.10;

          (f)    Cash Equivalent Investments; and

          (g)   bank deposits in the ordinary course of business; provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than the Bank shall not at any time exceed (x) in the case of such deposits with any single bank, $100,000 for three consecutive Business Days and (y) in the case of all such deposits, $2,500,000 for three consecutive Business Days;

provided, however, that no Investment otherwise permitted by clause (b), (c), (d) or (e) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

        9.21    Maintenance of Property.    The Borrowers shall, and shall cause each Domestic Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

        9.22    Performance of Obligations.    The Borrowers shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

          (a)   all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and

          (b)   all lawful claims which, if unpaid, would by law become a Lien upon its property; unless, in each case, the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrowers or such Subsidiary.

        9.23    Leases.    Enter into, and cause each Subsidiary to enter into, leases reasonably acceptable to the Bank with respect to any real property used by the Borrowers or any Subsidiary in the conduct of its business and that is material.

  SECTION 10 EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

        The obligation of the Bank to make its Loans and to issue Letters of Credit is subject to the following conditions precedent:

        10.1    Initial Credit Extensions.    The obligation of the Bank to make its initial Advance and to issue any Letter of Credit, whichever first occurs, is, in addition to the conditions precedent specified in Section 10.2, subject to the conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the "Effective Date") that (a) the Bank shall have received all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 12.6, (b) the Bank shall have completed its due diligence of the Borrowers and (c) the Bank shall have received all of the following, each duly executed and dated the Effective Date (or such other date as shall be reasonably satisfactory to the Bank), in form and substance reasonably satisfactory to the Bank, and each (except for the Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for the Bank:

        10.1.1    Notes. The Notes.

          10.1.2    Resolutions.    Certified copies of resolutions or consents of the Boards of Directors of the Borrowers authorizing or ratifying the execution, delivery and performance by the Borrowers of this Agreement, the Notes and the other Loan Documents to which the Borrowers are a party; and certified copies of resolutions or consents of the Board of Directors or other governing body of each Subsidiary which is to execute and deliver any document pursuant to Section 10.1.5, 10.1.6 or 10.1.7 authorizing or ratifying the execution, delivery and performance by such Subsidiary of each Loan Document to which such Subsidiary is a party.

          10.1.3    Consents, etc.    Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Borrowers and each Subsidiary or other governing body the documents referred to in this Section 10.

          10.1.4    Incumbency and Signature Certificates.    A certificate of an officer of each of the Borrowers and each Subsidiary of the Borrowers party to the Loan Documents as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

          10.1.5    Guaranty.    The Guaranty executed by each Domestic Subsidiary as of the Effective Date.

          10.1.6    Security Agreement.    The Security Agreements executed by the Borrowers and each Domestic Subsidiary as of the Effective Date, together with evidence, satisfactory to the Bank, that all filings necessary to perfect the Bank's Lien on any collateral granted under the Security Agreements have been duly made and are in full force and effect.

          10.1.7    Pledge Agreements.    The Pledge Agreement and, with respect to any Domestic Subsidiary that as of the Effective Date has one or more Domestic Subsidiaries, a Subsidiary Pledge Agreement, in each case together with all stock certificates, stock powers and other items required to be delivered in connection therewith.

          10.1.8    Opinion of Counsel for the Borrowers.    The opinion of counsel to the Borrowers.

          10.1.9    Other.    Such other documents as the Bank or any Bank may reasonably request.

          10.2    Conditions.    The obligation of the Bank to (a) make each Advance and (b) issue each Letter of Credit is subject to the following further conditions precedent that:

          10.2.1    Compliance with Warranties, No Default, etc.    Both before and after giving effect to any borrowing and the issuance of any Letter of Credit (but, if any Event of Default of the nature referred to in Section 11.1.2 shall have occurred with respect to any other Debt, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct:

          (a)   the representations and warranties of the Borrowers and any Guarantors set forth in this Agreement (excluding Sections 8.6 and 8.8) and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

          (b)   except as disclosed by the Borrowers to the Bank pursuant to Section 8.6,

            (i)    no litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding shall be pending or, to the knowledge of either of the Borrowers, threatened against either of the Borrowers or any of their Subsidiaries which might reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document; and

            (ii)   no development shall have occurred in any litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding disclosed pursuant to Section 8.6 which might reasonably be expected to have a Material Adverse Effect; and

          (c)   no Event of Default or Unmatured Event of Default shall have then occurred and be continuing, and neither of the Borrowers nor any of their Subsidiaries shall be in violation of any law or governmental regulation or court order or decree where such violation or violations singly or in the aggregate might reasonably be expected to have a Material Adverse Effect; and

          (d)   there shall have been no change in the operations or financial condition of either of the Borrowers or their Subsidiaries or in the market for syndicated loans that might reasonably be expected to have a Material Adverse Effect.

          10.2.2    Confirmatory Certificate.    If requested by the Bank or any Bank, the Bank shall have received (in sufficient counterparts to provide one to each Bank) a certificate dated the date of such requested Advance or Letter of Credit and signed by a duly authorized representative of the Borrower for whose benefit the Advance or the Letter of Credit has been requested as to the matters set out in Section 10.2.1 (it being understood that each request by the Borrowers for the making of an Advance or the issuance of a Letter of Credit shall be deemed to constitute a warranty by the Borrowers that the conditions precedent set forth in Section 10.2.1 will be satisfied at the time of the making of such Advance or the issuance of such Letter of Credit), together with such other documents as the Bank may reasonably request in support thereof.

  SECTION 11 EVENTS OF DEFAULT AND THEIR EFFECT.

        11.1    Events of Default.    Each of the following shall constitute an Event of Default under this Agreement:

          11.1.1    Non-Payment of the Loans, etc.    Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Borrowers hereunder or under any other Loan Document, or payable by the Borrowers under any other credit arrangement with the Bank.

          11.1.2    Non-Payment of Other Debt.    Any default shall occur under the terms applicable to any Debt of either of the Borrowers or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

          11.1.3    Other Material Obligations.    Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, either of the Borrowers or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with other such defaults might reasonably be expected to have a Material Adverse Effect (except only to the extent that the existence of any such default is being contested by either of the Borrowers or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default).

          11.1.4    Bankruptcy, Insolvency, etc.    Either of the Borrowers or any Subsidiary becomes insolvent other than as a result of entering into a Guaranty or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or either of the Borrowers any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for either of the Borrowers or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for either of the Borrowers or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect either of the Borrowers or any Subsidiary, and if such case or proceeding is not commenced by such Borrower or Subsidiary, it is consented to or acquiesced in by such Borrower or Subsidiary, or remains for 60 days undismissed; or the Borrowers or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

          11.1.5    Non-Compliance with Provisions of This Agreement.    (a) Failure by either of the Borrowers to comply with or to perform any covenant set forth in Sections 9.6 through 9.11, 9.13 or 9.16 through 9.19; or (b) failure by either of the Borrowers to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 11) and continuance of such failure described in this clause for 30 days after notice thereof to such Borrower from the Bank, any Bank or the holder of any Note.

          11.1.6    Warranties.    Any warranty made by either of the Borrowers herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by either of the Borrowers to the Bank or any Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

          11.1.7    Pension Plans.    (i) Institution of any steps by either of the Borrowers or any other Person to terminate a Pension Plan if as a result of such termination either of the Borrowers could- be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or (iii) except as disclosed in Schedule 8.9(b), there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) payable annually to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that either of the Borrowers and the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

          11.1.8    Judgments.    Final non-appealable judgments which exceed an aggregate of $500,000 shall be rendered against either of the Borrowers, or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after such amount was due and payable.

          11.1.9    Invalidity of Guaranty, etc.    Any Guaranty (except a Guaranty that is determined to be unenforceable solely because of a final determination that consideration was required to support said Guaranty and that the consideration, if any, for said Guaranty was insufficient) shall cease to be in full force and effect with respect to any Guarantor, any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Guaranty, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Guaranty with respect to such Guarantor.

          11.1.10    Invalidity of Collateral Documents, etc.    Any Collateral Document (except a Guaranty that is determined to be unenforceable solely because of a final determination that consideration was required to support said Guaranty and that the consideration, if any, for said Guaranty was insufficient) shall cease to be in full force and effect with respect to either of the Borrowers or any Guarantor, either of the Borrowers or any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party, or either of the Borrowers or any Guarantor (or any Person by, through or on behalf of such Borrower or Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

          11.1.11    Change in Control.    (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding the executive officers of either of the Borrowers as of the Effective Date) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of the outstanding shares of voting stock of either of the Borrowers; (b) during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of either of the Borrowers (together with any new directors whose election by said Board of Directors or whose nomination for election was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of said Board of Directors; (c) a period of 60 consecutive days shall have elapsed during which any of the individuals named in Schedule 11.1.11(a) shall have ceased to hold executive offices with the Borrowers at least equal in seniority to such individual's present offices, as set out in such Schedule 11.1.11(a), excluding any such individual who has been replaced by another individual or individuals reasonably satisfactory to the Bank (it being understood that any such replacement individual shall be deemed added to Schedule 11.1.11(a) on the date of approval thereof by the Bank); or (d) a period of 60 consecutive days shall have elapsed during which all of the individuals named in Schedule 11.1.11(b) shall have ceased to be members of the Board of Directors.

        11.2    Effect of Event of Default.    If any Event of Default described in Section 11.1.4 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Notes and all other obligations hereunder shall become immediately due and payable and the Borrowers shall become immediately obligated to deliver to the Bank cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Bank shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Notes and all other obligations hereunder to be due and payable and/or demand that the Borrowers immediately deliver to the Bank cash collateral in amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Notes and all other obligations hereunder shall become immediately due and payable and/or the Borrowers shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Bank shall promptly advise the Borrowers of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 11.1.1 or Section 11.1.4 may be waived by the written concurrence of all of the Bank, and the effect as an Event of Default of any other event described in this Section 11 may be waived by the written concurrence of the Bank. Any cash collateral delivered hereunder shall be held by the Bank (without liability for interest thereon) and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Bank to any remaining obligations hereunder and any excess shall be delivered to the Borrowers or as a court of competent jurisdiction may elect.

        11.3    Exception.    Notwithstanding the foregoing provisions of this Article 11 or any provision of this Agreement or any other Loan Document, an event which would otherwise constitute an Event of Default, shall not constitute an Event of Default if it arises exclusively from the liability described in Schedule 8.9 (b).

  SECTION 12 GENERAL.

        12.1    Waiver; Amendments.    No delay on the part of the Bank, or any other holder of a Note in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank and the Borrowers and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

        12.2    Confirmations.    The Borrowers agree from time to time, upon written request received by it from the Bank, to confirm in writing the aggregate unpaid principal amount of the Loans then outstanding under the Notes.

        12.3    Notices.    Except as otherwise provided in Section 2.2, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 12.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three

(3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2, the Bank shall be entitled to rely on telephonic instructions from any person that the Bank in good faith believes is an authorized officer or employee of either of the Borrowers, and the Borrowers shall hold the Bank harmless from any loss, cost or expense resulting from any such reliance. The Bank may give notice to both Borrowers in the same notice.

        12.4    Computations.    Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if the Borrowers notify the Bank that the Borrowers wish to amend any covenant in Section 9 to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Borrowers that the Bank wishes to amend Section 9 for such purpose), then the Borrowers' compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrowers and the Bank.

        12.5    Regulation U.    The Bank represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

        12.6    Costs, Expenses and Taxes.    The Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of Bank Party (including the reasonable accounting fees, appraisal fees and fees and charges of counsel for the Bank Party and of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, delivery and administration of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable out-of-pocket costs and expenses (including reasonable accounting fees, appraisal fees and attorneys' fees, court costs and other legal expenses and allocated costs of staff counsel) incurred by the Bank Party after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents, except as otherwise determined by a court of competent jurisdiction. In addition, the Borrowers agree to pay, and to save the Bank harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Borrowers' auditors in connection with any reasonable exercise by the Bank of its rights pursuant to Section 9.2. All obligations provided for in this Section 12.6 shall survive repayment of the Loans, cancellation of the Notes and any termination of this Agreement.

        12.7    Subsidiary References.    The provisions of this Agreement relating to Subsidiaries shall apply only during such times as either of the Borrowers has one or more Subsidiaries.

        12.8    Captions.    Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        12.9    Assignment.

          12.9.1    Assignments.    The Bank may, with the prior written consent of the Borrowers (which consent shall not be unreasonably delayed or withheld), at any time assign and delegate to one or more commercial Bank or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an "Assignee"), all or any fraction of the Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying, percentage of all the Bank's Loans and Commitments) in a minimum aggregate amount equal to the lesser of (i) the Bank's remaining aggregate Commitments and (ii) $2,000,000; provided, however, that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Borrowers would be obligated to pay any greater amount under Section 7 to the Assignee than the Borrowers are then obligated to pay to the Bank under such Section (and if any assignment is made in violation of the foregoing, the Borrowers will not be required to pay the incremental amounts) and (b) the Borrowers and the Bank shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

          (x)   five (5) Business Days shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Borrowers by the Bank and the Assignee,

          (y)   the Bank and the Assignee shall have executed and delivered to the Borrowers an assignment agreement reasonably acceptable to the Bank (an "Assignment Agreement"), together with any documents required to be delivered thereunder, which Assignment Agreement shall have been accepted by the Bank.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of the Bank hereunder, and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder. Within five Business Days after effectiveness of any assignment and delegation, the Borrowers shall execute and deliver to the Bank (for delivery to the Assignee) a new Note or Notes in the principal amount of the Assignee's Loan Commitment and, if the assigning Bank has retained a Loan Commitment hereunder, a replacement Note or Notes in the principal amount of the Loan Commitment retained by the assigning Bank (such Note to be in exchange for, but not in payment of, the predecessor Notes held by such assigning Bank). Each such Note shall be dated the effective date of such assignment. The assigning Bank shall mark the predecessor Notes "exchanged" and deliver it to the Borrowers. Accrued interest on that part of the predecessor Notes being assigned shall be paid as provided in the Assignment Agreement. Accrued interest and fees on that part of the predecessor Notes not being assigned shall be paid to the assigning Bank. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Any attempted assignment and delegation not made in accordance with this Section 12.9.1 shall be null and void.

        Notwithstanding the foregoing provisions of this Section 12.9.1 or any other provision of this Agreement, the Bank may at any time assign all or any portion of its Loans and its Note(s) to a Federal Reserve Bank (but no such assignment shall release any Bank from any of its obligations hereunder).

        12.10    Governing Law.    This Agreement and each Note shall be a contract made under and governed by the internal laws of the State of New York. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrowers and rights of the Bank, and any other holder of a Note expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

        12.11    Counterparts.    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. When counterparts executed by all of the parties hereto shall have been lodged with the Bank this Agreement shall become effective as of the date hereof.

        12.12    Successors and Assigns.    This Agreement shall be binding upon the Borrowers and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrowers and the Bank and the irrespective successors and assigns.

        12.13    Indemnification by the Borrowers.

          (a)   In consideration of the execution and delivery of this Agreement by the Bank and the agreement to extend the Commitments provided hereunder, the Borrowers hereby agree to indemnify, exonerate and hold the Bank, and each of the officers, directors, employees, Affiliates and agents of the Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and charges and allocated costs of staff counsel (collectively, for purposes of this Section 12.13, called the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Borrowers or any Subsidiary, (iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Borrowers or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Borrowers or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of any such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement.

          (b)   All obligations provided for in this Section 12.13 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of any or all of the Collateral Documents and any termination of this Agreement.

        12.14    Forum Selection and Consent to Jurisdiction.    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK; PROVIDED HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT IN THE COURTS OF ANY JURISDICTION WHERE DEEMED APPROPRIATE UNDER ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE, SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE

NORTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWERS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWERS HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM TO THE EXTENT THAT THE BORROWERS HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWERS HEREBY IRREVOCABLY WAIVE SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        12.15    Waiver of Jury Trial.    EACH OF THE BORROWERS, AND THE BANK HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

        IN WITNESS WHEREOF, the parties hereto have executed this instrument as of the day and year first above written.

BOGEN COMMUNICATIONS INTERNATIONAL, INC.
By:	/s/ JONATHAN GUSS Name: Jonathan Guss Title: Officer
BOGEN COMMUNICATIONS, INC.
By:	/s/ JONATHAN GUSS Name: Jonathan Guss Title: Officer
KEYBANK NATIONAL ASSOCIATION
By:	/s/ WILLIAM B. PALMER Name: William B. Palmer Title: Vice President

LIST OF EXHIBITS
AND SCHEDULES

EXHIBITS

EXHIBIT A: Guaranty of Payment and Performance
EXHIBIT B: Pledge Agreement
EXHIBIT C-1: Security Agreement
EXHIBIT C-2: Security Agreement (Patents)
EXHIBIT C-3: Security Agreement (Trademarks)
EXHIBIT D: Notice of Borrowing/Conversion
EXHIBIT E-1: Revolving Note
EXHIBIT E-2: Stock Acquisition Note
EXHIBIT F: Compliance Certificate

SCHEDULES

4.1: Pricing Schedule
8.6(a): Litigation and Contingent Liabilities
8.6(b): Contingent Payments
8.8: Subsidiaries
8.9(a): Contingent ERISA Liability
8.9(b): Plan Contribution Obligatians
8.15: Environmental Matters
8.16: Copyrights, Patents, Trademarks and Licenses
9.8: Existing Liens
11.1.11(a): Executions
11.1.11(b): Directors
12.3: Addresses for Notices

SCHEDULE 4.1

PRICING SCHEDULE

        The Prime Rate Margin and the LIBOR Margin shall be determined in accordance with the table below and the other provisions of this Schedule 4.1.

	Level I	Level II	Level III	Level IV
LIBOR Margin	2.75%	2.50%	2.00%	1.50%
Prime Rate Margin	0	0	0	0

        Level I applies at any time until the Bank has received and reviewed the Quarterly Statement required under Section 9.12 for the quarter ended June 30, 2004 and thereafter, shall apply when Level II, Level III or Level IV do not apply.

        Level II applies when the Total Leverage Ratio is greater than 1.50 to 1 but equal to or less than 2.0 to 1.

        Level III applies when the Total Leverage Ratio is greater than 1.0 to 1 but equal to or less than 1.50 to 1.0.

        Level IV applies when the total Leverage Ratio is equal to or less than 1.0 to 1.

        For the purposes of this Schedule 4.1, the Total leverage Ratio shall be calculated without regard to Speech Design International, Inc.

        The applicable Level shall be adjusted, to the extent applicable, on the first day of the third month of each calendar quarter based on the Total Leverage Ratio as of the last day of the most recently concluded Fiscal Quarter; provided that if the Borrowers fail to deliver the financial statements required by Section 10.1.1 or 10.1.2, within five (5) days from when due as applicable, and the related certificate required by Section 10.1.3, Level I shall apply until such financial statements are delivered.

EXHIBIT A

GUARANTY OF PAYMENT AND PERFORMANCE

        THIS Guaranty dated December    , 2003 (the "Guaranty") from BOGEN CORPORATION, APOGEE SOUND INTERNATIONAL, LLC ("APOGEE"), AND SPEECH DESIGN INTERNATIONAL, INC. ("SDII"), each with an office for the transaction of business at 50 Spring Street, Ramsey, New Jersey 07446 (whether individually or if more than one, collectively, the "Guarantor") to KEYBANK NATIONAL ASSOCIATION, a national banking association with an office for the transaction of business located at 66 South Pearl Street, Albany, New York 12207 (the "Lender").

WITNESSETH:

        WHEREAS, Bogen Communications International, Inc., and Bogen Communications, Inc. (herein collectively called the "Borrower"), have entered into two loans in the aggregate amount of Eleven Million ($11,000,000.00) Dollars, (collectively, the "Loan") in accordance with a certain Credit Agreement of even date herewith (hereinafter, together with all exhibits thereto as it may from time to time be amended, modified or supplemented, referred to as the "Credit Agreement") by and between the Borrower and Lender; and

        WHEREAS, the Lender is unwilling to make the Loan to the Borrower unless it receives this Guaranty; and

        WHEREAS, the Guarantor is willing to enter into this Guaranty in order to induce the Lender to make the Loan and the Guarantor has approved the form and substance of any documents executed or delivered by Borrower in connection with the Loan (the "Loan Documents").

        NOW, THEREFORE, in order to induce the Lender to make the Loan to the Borrower and in consideration of the premises and of other good and valuable consideration, the Guarantor intends to guarantee absolutely and unconditionally (and jointly and severally if there be more than one Guarantor) to the Lender, the punctual payment of the Loan and all notes or other evidences of indebtedness given by the Borrower to the Lender in connection therewith and all extensions, modifications or renewals thereof (collectively, the "Note") and all interest and other sums due under the Note or any Loan Document and such further payment and performance as may be set forth in Article 2 hereof.

ARTICLE 1

REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS

        The Guarantor hereby represents and warrants to Lender (if the Guarantor is more than one party, said representations and warranties are made only with respect to the particular party) that:

        Section 1.1    Capacity of the Guarantor.    Each Guarantor:

          (A)  Has the capacity to enter into this Guaranty.

          (B)  Maintains an office at the address set forth at the head of this Guaranty.

        Section 1.2    No Violation of Restrictions.    Neither the execution and delivery of this Guaranty, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the provisions of this Guaranty will conflict with or result in a breach of any of the terms, covenants, conditions or provisions of any agreement, judgment or order to which any party named as a Guarantor is a party or by which the Guarantor is bound, or will constitute a default under any of the foregoing, or result in the creation or imposition of any lien of any nature whatsoever.

        Section 1.3    Compliance with Law.    Each party named as a Guarantor (A) is not in violation of any law, ordinance, governmental rule, regulation, order or judgment to which the Guarantor may be subject or which would materially affect the business of the Guarantor and (B) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the conduct of their present business.

        Section 1.4    Financial Statements.    The financial statements submitted by each party named as Guarantor, including balance sheets, statement of income, retained earnings and other related schedules, to Lender fairly represent the financial condition as of the date of each statement and there has been no adverse change in the financial condition of any Guarantor since the date of the respective statements submitted to Lender.

        Section 1.5    Solvency of Guarantor and Borrower.    Except to the extent that the contingent liability created hereunder affects the financial statements of each Guarantor, each party named as a Guarantor is solvent and each Guarantor has made an appropriate financial investigation of the Borrower and has determined that the Borrower is solvent at the time of execution of this Guaranty.

ARTICLE 2

COVENANTS AND AGREEMENTS

        Section 2.1    Guaranty of Payment.    The Guarantor (jointly and severally, if there be more than one Guarantor) irrevocably, absolutely and unconditionally guarantees to the Lender:

          (A)  The punctual payment of the Loan, the Note, all principal and interest due thereunder and any other sums due under the Note or any Loan Document.

          (B)  The full and prompt payment and performance of any and all obligations of Borrower to Lender under the Loan Documents including, without limitation, the obligations of Borrower concerning hazardous materials and other environmental matters contained in any of the Loan Documents.

        Section 2.2    Obligations Unconditional.    This Guaranty shall remain in full force and effect until the Loan, the Note and all sums due thereunder or under any Loan Document are paid in full, irrespective of any interruptions in the business relationships of the Borrower and the Guarantor with the Lender, and shall not be affected, modified or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Guarantor:

          (A)  The invalidity, irregularity, illegality or unenforceability of, or any defect in, the Note or any Loan Document or any collateral security for the Loan (the "Collateral").

          (B)  Any present or future law or order of any government (de jure or de facto) or of any agency thereof purporting to reduce, amend or otherwise affect the Note or any other obligation of the Borrower or any other obligor or to any other terms of payment.

          (C)  The waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Borrower under the Note or any Loan Documents or of any party named as a Guarantor under this Guaranty.

          (D)  The loss, release, sale, exchange, surrender or other change in any Collateral.

          (E)  The extension of the time for payment of any principal of or interest on the Note or of the time for performance of any other obligations, covenants or agreements under or arising out of the Note or any Loan Document or the extension or the renewal of any thereof (other than defenses or counterclaims based upon gross negligence or willful misconduct).

          (F)  The modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Note or any Loan Document.

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          (G)  The taking of, or the omission to take, any of the actions referred to in the Note or any Loan Document.

          (H)  Any failure, omission or delay on the part of the Lender to enforce, assert or exercise any right, power or remedy conferred on the Lender in the Note or any Loan Document.

          (I)   The voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Guarantor or the Borrower or any of their assets, or any allegation or contest of the validity of the Note or any Loan Document.

          (J)   The default or failure of the Guarantor to fully perform any obligations set forth in this Guaranty.

          (K)  Any event or action that would, in the absence of this paragraph, result in the release or discharge of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

          (L)  Any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor.

        Section 2.3    Waiver by Guarantor.    The Guarantor hereby waives:

          (A)  Notice of acceptance of this Guaranty.

          (B)  Diligence, presentment and demand for payment of the Loan and/or the Note.

          (C)  Protest and notice of protest, dishonor or default to the Guarantor or to any other party with respect to the Loan.

          (D)  Any and all notices to which the Guarantor might otherwise be entitled.

          (E)  Any and all defenses to payment including, without limitation, any defenses and counterclaims of the Guarantor or the Borrower based upon fraud, negligence or the failure of any condition precedent or claims of offset or defenses involving the invalidity, irregularity or unenforceability of all or any part of the liabilities herein guaranteed or any defense otherwise available to the Guarantor or the Borrower.

          (F)  Any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which the Guarantor may now or hereafter have against the Borrower or any other person directly or contingently liable for the Loan guaranteed hereunder, or against or with respect to the Borrower's property (including, without limitation, property collateralizing the Loan), arising from the existence or performance of this Guaranty and whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise, provided however, Guarantor may take such reasonable steps as it deems necessary to preserve its subrogation rights, provided said steps do not interfere with or jeopardize the rights of Lender against Guarantor as set forth herein.

        Section 2.4    Nature of Guaranty.    This Guaranty is a guaranty of payment and not of collection and the Guarantor hereby waives the right to require that any action be brought first against the Borrower or any other Guarantor, or any security, or to require that resort be made to any security or to any balance of any deposit account on credit on the books of the Lender in favor of the Borrower or of any Guarantor.

        Section 2.5    Continuation of Guaranty.    The Guarantor further agrees that the obligations hereunder shall continue to be effective or reinstated, as the case may be, if at any time payment or

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any part thereof of the Loan or the Note is rescinded or must otherwise be restored by the Lender upon the bankruptcy or reorganization of the Borrower, the Guarantor or otherwise.

        Section 2.6    Subordination of Debt.    The Guarantor hereby subordinates any and all indebtedness of Borrower now or hereafter owed to Guarantor to all indebtedness of Borrower to Lender and agrees with Lender that Guarantor shall not demand or accept any payment from Borrower, shall not claim any offset or other reduction of Guarantor's obligations hereunder because of any such indebtedness and shall not take any action to obtain any interest in any of the security described in and encumbered by the Loan Documents; provided, however, that, if Lender so requests, such indebtedness shall be collected, enforced and received by Guarantor as trustee for Lender and paid over to Lender on account of the indebtedness of Borrower to Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty except to the extent the amount of such outstanding indebtedness shall have been reduced by such payment.

        Section 2.7    Transfer of Interest.    Guarantor agrees not to make or permit to be made, by a voluntary or involuntary means, any transfer of the interest of Guarantor in any Borrower, without first obtaining the prior written consent of Lender.

        Section 2.8    Financial Covenants.    Guarantor will comply with the financial covenants described in Section 9.6 of the Credit Agreement.

ARTICLE 3

EVENTS OF DEFAULT

        Section 3.1    Events of Default Defined.    An "Event of Default" shall exist if any of the following occurs:

          (A)  Any party named as a Guarantor fails to perform or observe any covenant contained herein.

          (B)  Any warranty, representation or other statement by or on behalf of any party named as a Guarantor contained in this Guaranty is false or misleading in any material respect when made.

          (C)  A receiver, liquidator or trustee of any party named as a Guarantor or any of his or its property is appointed by court order, or any party named as a Guarantor is adjudicated bankrupt or insolvent or any of his or its property is sequestered by court order and such order remains in effect for more than sixty (60) days, or a petition is filed against any party named as a Guarantor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within sixty (60) days of such filing.

          (D)  Any party named as a Guarantor files a petition in voluntary bankruptcy or seeks relief under any provision of any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law.

          (E)  Any party named as a Guarantor makes an assignment for the benefit of creditors or admits in writing inability to pay debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of all or any part of his or its property.

          (F)  The occurrence of an event of default under any other Loan Document unless cured or unless waived by Lender.

        Section 3.2    Remedies on Default.    If an event of default exists, Lender may proceed to enforce the provisions hereof and to exercise any other rights, powers and remedies available to the Lender.

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        Section 3.3    Waiver and Notice.

          (A)  No remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity or by statute.

          (B)  No delay or omission to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.

          (C)  In order to entitle the Lender to exercise any remedy reserved to it in this Guaranty, it shall not be necessary to give any notice, other than such notice as may be expressly required in this Guaranty.

          (D)  No waiver, amendment, release or modification of this Guaranty shall be established by conduct, custom or course of dealing.

ARTICLE 4

MISCELLANEOUS

        Section 4.1    Construction.    If this Guaranty is executed by two or more parties, they shall be jointly and severally liable hereunder and the phrase Guarantor whenever used herein shall be construed to refer to each of the parties in the same manner and with the same effect as if each party had signed a separate guaranty.

        Section 4.2    Governing Law.    This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

        Section 4.3    Submission to Jurisdiction.    The Guarantor hereby irrevocably and unconditionally agrees that any suit, action or proceeding arising out of or relating to this Guaranty shall be brought in the state courts of the State of New York or federal district court for the Northern District of New York and waives any right to object to jurisdiction within either of the foregoing forums by Lender.

        Section 4.4    Waiver of Jury Trial.    The Guarantor and Lender agree that any suit, action or proceeding arising under or in connection with this Guaranty shall be before a court without a jury.

        Section 4.5    Successors and Assigns.    This Guaranty shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

        Section 4.6    Notices.    Any notices required or permitted to be given hereunder shall be: (i) personally delivered or (ii) given by registered or certified mail, postage prepaid, return receipt requested, or (iii) forwarded by overnight courier service, in each instance addressed to the addresses set forth at the head of this Guaranty, or such other addresses as the parties may for themselves designate in writing as provided herein for the purpose of receiving notices hereunder. All notices shall be in writing and shall be deemed given, in the case of notice by personal delivery, upon actual delivery, and in the case of appropriate mail or courier service, upon deposit with the U.S. Postal Service or delivery to the courier service.

        Section 4.7    Entire Agreement.    This Guaranty and the Note and other Loan Documents constitute the entire understanding between Borrower, the Guarantor and the Lender and to the extent that any writings not signed by the Lender or oral statements or conversations at any time made or had are inconsistent with the provisions of this Guaranty, the Note or the other Loan Documents, the same shall be null and void.

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        Section 4.8    Amendments.    No amendment, change, modification, alteration or termination of this Guaranty shall be made except upon the written consent of the Lender.

        Section 4.9    Assignment.    This Guaranty is assignable by Lender in whole or in part in conjunction with an assignment of the Note and any assignment hereof or any transfer or assignment of the Note or portions thereof shall operate to vest in any such assignee the rights and powers, in whole or in part, as appropriate, herein conferred upon and granted to Lender.

        Section 4.10    Partial Invalidity.    The invalidity or unenforceability of any one or more phrases, sentences, clauses or sections in this Guaranty shall not affect the validity or enforceability of the remaining portions of the Guaranty or any part thereof.

        IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

BOGEN CORPORATION
By:	Name: Title:
APOGEE SOUND INTERNATIONAL, LLC
By:	Name: Title:
SPEECH DESIGN INTERNATIONAL, INC.
By:	Name: Title:

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EXHIBIT B

PLEDGE AGREEMENT

shares of

                                      (the "Company")

        AGREEMENT, made this day of December, 2003, by and between:

                        , a Delaware corporation having an office at 50 Spring Street, Ramsey, New Jersey 07446 (hereinafter referred to as the "Pledgor"); and

        KEYBANK NATIONAL ASSOCIATION, a national banking association having an office at 66 South Pearl Street, Albany, New York 12207 (hereinafter referred to as the "Bank").

WITNESSETH:

        WHEREAS:

        A.    BOGEN COMMUNCIATIONS INTERNATIONAL, INC., and BCI, each a Delaware corporation (collectively "the Borrowers") have entered into a certain Credit Agreement of even date herewith (hereinafter, together with all exhibits thereto, as it may from time to time be amended, modified or supplemented, referred to as the "Credit Agreement") by and between the Borrowers and the Bank, pursuant to which the Bank has agreed to lend to the Borrowers the aggregate principal sum of up to Eleven Million and no/100 ($11,000,000.00) Dollars, upon and subject to the terms and conditions of the Credit Agreement;

        B.    In order to induce the Bank to execute and deliver the Credit Agreement, the Pledgor has agreed to pledge all of the issued and outstanding shares of capital stock of the Company owned by it as security for the performance of all of the Borrowers' indebtedness, liabilities and obligations to the Banks, including, without limitation, those arising under the Credit Agreement and any and all promissory notes from time to time issued pursuant to the Credit Agreement (collectively, the "Note"), and as collateral security for the performance of all of the indebtedness, liabilities and obligations of the Pledgor under the Guaranty;

        C.    It is a condition precedent to the obligations of the Bank under the Credit Agreement that the Pledgor shall execute and deliver this Pledge Agreement; and

        D.    All capitalized terms used herein which are defined in the Credit Agreement shall have the respective meanings provided therefor in the Credit Agreement, unless otherwise defined herein or unless the context otherwise requires;

        NOW, THEREFORE, in consideration of the foregoing, the Pledgor hereby agrees with the Banks as follows:

        1.     The term "Pledged Stock" as used herein shall mean and include all of the issued and outstanding shares, whether now owned or hereafter acquired by the Pledgor, of the capital stock of the Company, including, without limitation, all of the issued and outstanding stock of the Company listed on Schedule A annexed hereto, and, also, any shares, stock certificates, options or rights issued by the Company as an addition to, in substitution of, or in exchange for any such shares, and any and all proceeds thereof, now or hereafter owned or acquired by the Pledgor.

        2.     (a) As security for the due payment and performance of all indebtedness and other liabilities and obligations of the Borrowers to the Bank, whether now existing or hereafter arising, and whether or not currently contemplated, including, without limitation, all indebtedness, liabilities and obligations under, arising out of, or in any way connected with the Guaranty, the Credit Agreement and the Note and all agreements, instruments and documents executed, issued and delivered pursuant thereto, including, without limitation, this Pledge Agreement and to secure any other obligations of the Borrowers to the Banks (all of the foregoing indebtedness, liabilities and obligations are hereinafter referred to collectively as the "Obligations"), the Pledgor hereby pledges, assigns, hypothecates, delivers and sets over to the Bank on behalf of the Bank, all the Pledged Stock, and hereby grants to the Bank a first security interest in all the Pledged Stock and in any and all proceeds thereof and substitutions therefor.

          (b)   If the Pledgor shall become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital), option or rights, whether as an addition to, in substitution of, or in exchange for any shares of the Pledged Stock, or otherwise, the Pledgor shall accept any such instruments as the Bank's agent, shall hold them in trust for the Bank, and shall deliver them forthwith to the Bank in the exact form received, with the Pledgor's endorsement when necessary and/or appropriate stock powers duly executed in blank, to be held by the Bank, subject to the terms hereof, as further security for the Obligations.

          (c)   Any or all shares of the Pledged Stock held by the Bank hereunder may, at the option of the Bank or its nominee, be registered in the name of the Bank or its nominee, and the Bank or its nominee may thereafter, without notice, and after the occurrence and during the continuation of any Event of Default, exercise all voting and corporate rights at any meeting of any corporation issuing any of the shares included in the Pledged Stock and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Pledged Stock as if it were the absolute owner thereof, including, without limitation, the right to receive dividends payable thereon, and the right to exchange, at its discretion, any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing any of such shares or upon the exercise by any such issuer of any right, privilege or option pertaining to any shares of the Pledged Stock, and in connection therewith, to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

          (d)   In the event of the occurrence and during the continuation of any Event of Default, the Banks shall have the right to require that all cash dividends payable with respect to any part of the Pledged Stock be paid to the Bank to be held by the Bank as additional security hereunder until applied to the Obligations.

          (e)   In the event of the occurrence and during the continuation of any Event of Default, the Bank without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other Person (all and each of which demands, advertisements and/or notices are, to the extent permitted by law, hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Pledged Stock, or any part thereof, and/or may forthwith sell, assign, give an option or options to purchase, contract to sell or otherwise dispose of and deliver the Pledged Stock, or any part thereof, in one or more parcels at public or private sale or sales, at any exchange, broker's board or at any of the Bank's offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Pledged Stock shall be required to purchase the shares constituting the Pledged Stock for investment and without any intention to make a distribution thereof) as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk, with the right to the Bank

2

  or any purchaser upon any such sale or sales, whether public or private, to purchase the whole or any part of the Pledged Stock so sold, free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived and released.

          (f)    The proceeds of any collection, recovery, receipt, appropriation, realization or sale as aforesaid, shall be applied as follows:

              (i)  First, to the reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care, safekeeping or otherwise of any and all of the Pledged Stock or in any way relating to the rights of the Banks hereunder, including reasonable attorneys' fees and legal expenses;

             (ii)  Second, to the satisfaction of the Obligations;

            (iii)  Third, to the payment of any other amounts required by applicable law (including, without limitation, the Uniform Commercial Code); and

            (iv)  Fourth, to the Pledgor to the extent of the surplus proceeds, if any.

          (g)   The Bank need not give more than five (5) days' notice of the time and place of any public sale or of the time after which a private sale may take place and such notice shall be deemed to be reasonable notification of such matters.

          (h)   In the event that the proceeds of any collection, recovery, receipt, appropriation, realization, or sale as aforesaid are insufficient to pay all amounts to which the Banks are legally entitled, the Pledgor will be liable for the deficiency, together with interest thereon, at the Prime Rate plus two (2%) percent, and the reasonable fees of any attorneys employed by the Agent to collect such deficiency, pursuant to the Credit Agreement.

          (i)    The Agent shall deliver to the Pledgor the Pledged Stock, including any certificates for new shares issued in respect of Pledged Stock, upon satisfaction in full of the Obligations.

        3.     The Pledgor represents and warrants that:

          (a)   The Pledged Stock is owned directly and beneficially and of record by the Pledgor in the amount set forth on Schedule A annexed hereto;

          (b)   The shares of the Pledged Stock constitute            % of all of the issued and outstanding shares of capital stock of the Company;

          (c)   All of the shares of the Pledged Stock have been duly and validly issued, are fully paid and non-assessable and are owned by the Pledgor free and clear of any pledge, mortgage, hypothecation, Lien, charge, encumbrance or any security interest in such shares or the proceeds thereof except for the security interest granted to the Bank hereunder; and

          (d)   Upon delivery of the certificates evidencing the Pledged Stock to the Bank or its designee, together with the endorsements in blank thereto, this Pledge Agreement creates and grants a valid first Lien on and perfected security interest in the shares of the Pledged Stock and the proceeds thereof, subject to no prior security interest, Lien, charge or encumbrance or to any agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Pledged Stock.

        4.     (a) The Pledgor hereby covenants that so long as the Obligations shall be outstanding and unpaid, in whole or in part, the Pledgor will not:

              (i)  sell, convey or otherwise dispose of any shares of the Pledged Stock or any interest therein, nor will the Pledgor create, incur or permit to exist any pledge, mortgage, Lien,

3

    charge, encumbrance or any security interest whatsoever with respect to any of the Pledged Stock or the proceeds thereof other than that created hereby; or

             (ii)  consent to or approve the issuance of any additional shares of any class of the issuer of the Company's capital stock.

          (b)   The Pledgor warrants and will defend the Banks' right, title, special property and security interest in and to the Pledged Stock against the claims of any Person, firm, corporation or other entity.

        5.     The Pledgor shall at any time and from time to time upon the written request of the Bank, execute and deliver such further documents and do such further acts and things as the Bank may reasonably request in order to effect the purposes of this Pledge Agreement, including, without limitation, delivering to the Bank on the date hereof or at any time hereafter irrevocable proxies in respect of the Pledged Stock in the form of Exhibit A annexed hereto.

        6.     (a) Beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held hereunder, the Bank shall have no duty or liability to preserve rights pertaining thereto, and shall be relieved of all responsibility for the Pledged Stock upon surrendering it to the Pledgor or in accordance with the Pledgor's instructions.

          (b)   No course of dealing between the Pledgor and the Bank, nor any failure to exercise, nor any delay in exercising, on the part of the Bank, any right, power or privilege hereunder or under the Guaranty, the Credit Agreement or the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          (c)   The rights and remedies herein provided, and provided in the Guaranty, the Credit Agreement and the Notes and in all other agreements, instruments and documents delivered pursuant to the Credit Agreement, are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law including, without limitation, the rights and remedies of a secured party under the Uniform Commercial Code.

          (d)   The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Pledge Agreement in any jurisdiction.

        7.     All notices and other communications pursuant to this Pledge Agreement shall be in writing, either by letter (delivered by hand or commercial messenger service or sent by registered or certified mail, return receipt requested) or telegram or telecopy, addressed as follows:

          (a)   If to the Pledgor:

      BOGEN COMMUNICATIONS, INC.
      50 Spring Street
      Ramsey, New Jersey 07446
      Attention: Chief Financial Officer
      Facsimile No.: (201) 760-8771

      with a copy to:

      Nutter McClennen & Fish, LLP
      World Trade Center West
      155 Seaport Blvd.
      Boston, Massachusetts 02210

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      Attention: Michael J. Bohnen
      Facsimile No.: (617) 310-9000

          (b)   If to the Bank:

      KEYBANK NATIONAL ASSOCIATION
      66 South Pearl Street
      Albany, New York 12207
      Attention: William B. Palmer, Vice President
      Facsimile No.: (518) 487-4285

      with a copy to:

      Hiscock & Barclay, LLP
      50 Beaver Street
      Albany, New York 12207
      Attention: Edward J. Trombly, Esq.
      Facsimile No.: (518) 427-3489

Any notice or other communication hereunder shall be deemed to have been given on the day on which it is telecopied to such party at its telecopier number specified above or delivered by hand or such commercial messenger service to such party at its address specified above, or, if sent by mail, on the third Business Day after the day deposited in the mail, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid. Any party hereto may change the Person, address or telecopier number to whom or which notices are to be given hereunder, by notice duly given hereunder; provided, however, that any such notice shall be deemed to have been given hereunder only when actually received by the party to which it is addressed.

        8.     This Pledge Agreement shall be binding upon the Pledgor and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.

        9.     This Pledge Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

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        IN WITNESS WHEREOF, the parties have caused this Pledge Agreement to be duly executed and delivered the day and year first above written.

By:
Name: Title:
KEYBANK NATIONAL ASSOCIATION
By:
Name: Title:

6

State of New Jersey

County of                        ss:

        On the    day of December in the year 2003 before me, the undersigned, a notary public in and for said state, personally appeared                        , personally known to me or provided to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity(ies), and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.

NOTARY PUBLIC

State of New Jersey

County of                        ss:

        On the    day of December in the year 2003 before me, the undersigned, a notary public in and for said state, personally appeared                        , personally known to me or provided to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity(ies), and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed this instrument.

NOTARY PUBLIC

7

EXHIBIT A
TO
PLEDGE AGREEMENT
IRREVOCABLE PROXY

        KNOW ALL MEN BY THESE PRESENTS that the undersigned does hereby make, constitute and appoint KEYBANK NATIONAL ASSOCIATION (the "Bank") and each of the Bank's officers and employees, its true and lawful attorneys, for it and in its name, place and stead, to act as its proxy in respect of all of the shares of capital stock of                        , a Delaware corporation (hereinafter referred to as the "Corporation"), which it now or hereafter may own or hold, including, without limitation, the right, on its behalf, to demand the call by any proper officer of the Corporation pursuant to the provisions of its Certificate of Incorporation or By-Laws and as permitted by law of a meeting of its shareholders and at any such meeting of shareholders, annual, general or special, to vote for the transaction of any and all business that may come before such meeting, or at any adjournment thereof, including, without limitation, the right to vote for the sale of all or any part of the assets of the Corporation and/or the liquidation and dissolution of the Corporation; giving and granting to its said attorneys full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as it might or could do if personally present with full power of substitution, appointment and revocation, hereby ratifying and confirming all that its said attorneys shall do or cause to be done by virtue hereof.

        This Proxy is given to the Bank and to its officers and employees in consideration of the loans to be made by the Bank to the Corporation and in order to carry out the covenant of the undersigned contained in a certain Pledge Agreement of even date herewith between it, the Bank and this Proxy shall not be revocable or revoked by the undersigned, shall be binding upon the undersigned and its successors and assigns until the payment in full of all of the Obligations (as defined in the aforesaid Pledge Agreement) and may be exercised only after an Event of Default under the Credit Agreement (as such terms are defined in the aforesaid Pledge Agreement).

        IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy this    day of December, 2003.

By:	Name: Title:

8

SCHEDULE A
TO PLEDGE AGREEMENT

PLEDGED STOCK OF
Number of Shares Authorized	Number of Shares Issued and Outstanding	Number of Shares Owned by Pledgor	Certificate Number

9

EXHIBIT C-1
SECURITY AGREEMENT

        Date: December    , 2003

        The undersigned, BOGEN COMMUNICATIONS INTERNATIONAL, INC., ("BCII") BOGEN COMMUNICATIONS, INC. ("BCI"), APOGEE SOUND INTERNATIONAL, LLC, BOGEN CORPORATION, and SPEECH DESIGN INTERNATIONAL, INC., each with an office for the transaction of business at 50 Spring Street, Ramsey, New Jersey 07446 (herein referred to as "Debtor"), hereby agrees in favor of KEYBANK NATIONAL ASSOCIATION, a national banking association with an office for the transaction of business at 66 South Pearl Street, Albany, New York 12207 (herein referred to as "Secured Party"), as follows:

        1.    DEFINITIONS.    All capitalized terms used herein which are defined in the Credit Agreement of even date herewith (hereinafter, together with all exhibits thereto, as it may from time to time be amended, modified or supplemented, referred to as the "Credit Agreement" by and between BCII, BCI and the Secured Party), shall have the respective meanings provided therefore in the Credit Agreement, unless otherwise defined herein or unless the context otherwise requires.

        2.    THE INDEBTEDNESS.    In consideration of one or more loans, advances, or other financial accommodations at any time before, at or after the date hereof made or extended by the Secured Party to or for the account of Debtor, directly or indirectly, as principal, guarantor or otherwise (the "Indebtedness") Debtor hereby grants to Secured Party a continuing security interest in and a right of set-off against, and Debtor hereby assigns to Secured Party, the Collateral described in Paragraph 2, to secure the payment, performance and observance of (i) all indebtedness, obligations, liabilities and agreements of any kind of Debtor to the Secured Party, now existing or hereafter arising, direct or indirect, absolute or contingent, secured or unsecured, due or not, arising out of or relating to the Indebtedness and (ii) all agreements, documents and instruments evidencing any of the foregoing or under which any of the foregoing may have been issued, created, assumed or guaranteed (all of the foregoing being herein referred to as the "Obligations").

        3.    THE COLLATERAL.    The Collateral is described on Schedule "A" annexed hereto as part hereof and also includes all attachments, accessions and equipment now or hereafter affixed to the Collateral or used in connection therewith, substitutions and replacements therefor (unless the description of Collateral expressly excludes after-acquired Collateral), all items of Collateral now owned or existing and hereafter acquired, created or arising, and all proceeds thereof (including, without limitation, claims of Debtor against third parties for loss or damage to or destruction of any Collateral).

        4.    WARRANTIES, REPRESENTATIONS AND COVENANTS.    Debtor warrants, represents and covenants that:

          (a)   The chief executive office and other places of business of Debtor, the Collateral and the books and records relating to the Collateral and the Collateral are, and have been during the four month period prior to the date hereof (or in the case of a new business, from the date of commencement of said business), located at the address(es) set forth below and Debtor will not change the same, or merge or consolidate with any person or change its name, other than mergers permitted pursuant to the Credit Agreement without prior written notice to and consent of the Secured Party:

  Addresses: 50 Spring Street, Ramsey, New Jersey 07446

          (b)   Debtor will use the Collateral for lawful and business purposes only, with all reasonable care and caution and in conformity with all applicable laws, ordinances and regulations;

          (c)   Debtor will keep the Collateral in marketable condition, at Debtor's sole cost and expense;

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          (d)   The Secured Party shall at all times, upon reasonable advance notice (except if a Default or event which but for the passage of time, the giving of notice or both would constitute a Default, has occurred and is continuing) have free access to and right of inspection of the Collateral and any records pertaining thereto (and the right to make extracts from and to receive from Debtor originals or true copies of such records and any papers and instruments relating to any Collateral upon request therefor) and Debtor hereby grants to the Secured Party a security interest in all such records, papers and instruments to secure the payment, performance and observance of the Obligations;

          (e)   The Collateral is now and shall remain personal property, is not now a fixture and Debtor will not permit any Collateral which is not now a fixture to become a fixture without prior written notice to and consent of the Secured Party and without first making all arrangements, and delivering, or causing to be delivered, to the Secured Party all instruments and documents, including, without limitation, waivers and subordination agreements by any landlords or mortgagees, requested by and satisfactory to the Secured Party to preserve and protect the primary security interest granted herein against all persons;

          (f)    Debtor, at its sole cost and expense, will insure the Collateral in the name of and with loss or damage payable solely to the Secured Party, as its interest may appear, against such risks, with such companies and in such amounts, as may be required by the Credit Agreement with such changes as to which the Secured Party shall consent, which consent shall not be unreasonably withheld from time to time (all such policies providing ten (10) days minimum written notice of cancellation to the Secured Party) and Debtor will deliver to the Secured Party the original or duplicate policies, or certificates or other evidence satisfactory to the Secured Party attesting thereto, and Debtor will promptly notify the Secured Party of any loss or damage to any Collateral or arising from its use;

          (g)   Debtor will, at its sole cost and expense, and at all times, pay and discharge all taxes and assessments (but may contest the same so long as it maintains adequate reserves to pay said sums) and keep the Collateral free and clear of any and all liens, security interests or encumbrances (other than in favor of the Secured Party), perform all acts and execute all documents requested by the Secured Party from time to time to evidence, perfect, maintain or enforce the Secured Party's primary security interest granted herein or otherwise in furtherance of the provisions of this Security Agreement;

          (h)   At any time and from time to time, Debtor shall, at its sole cost and expense, execute and deliver to the Secured Party such financing statements pursuant to the Uniform Commercial Code ("UCC"), applications for certificate of title and other papers, documents or instruments as may be requested by the Secured Party in connection with this Security Agreement, and Debtor hereby authorizes the Secured Party to execute and file at any time and from time to time one or more financing statements or copies thereof or of this Security Agreement with respect to the Collateral signed only by the Secured Party;

          (i)    In its discretion, the Secured Party may, at any time and from time to time after a Default (as hereinafter defined) has occurred and is continuing, in its name or Debtor's or otherwise, notify any account debtor or obligor of any account, contract, document, instrument, chattel paper or general intangible included in the Collateral to make payment to the Secured Party;

          (j)    In its discretion, Secured Party may, at any time and from time to time after a Default has occurred and is continuing, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable by Secured Party with respect to, any Collateral, and/or extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release,

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  any Collateral or Obligations, all without notice to or consent by Debtor and without otherwise discharging or affecting the Obligations, the Collateral or the security interest granted herein;

          (k)   In its discretion, but upon reasonable notice to Debtor (except if a Default or event which but for the passage of time, the giving of notice or both would constitute a Default, has occurred and is continuing) Secured Party may, at any time and from time to time, for the account of Debtor, pay any amount or do any act required of Debtor hereunder and which Debtor fails to do or pay, and any such payment shall be deemed an advance by Secured Party to Debtor payable on demand together with interest at the highest rate then payable on any of the Obligations;

          (l)    Debtor will pay Secured Party for any reasonable sums, costs, and expenses which Secured Party may pay or incur pursuant to the provisions of this Security Agreement or in negotiating, executing, perfecting, defending, or protecting the security interest granted herein or in enforcing payment of the Obligations or otherwise in connection with the provisions hereof, including but not limited to court costs, collection charges, travel expenses, and reasonable attorneys' fees, all of which, together with interest at the highest rate then payable on any of the Obligations, shall be part of the Obligations and be payable on demand;

          (m)  All proceeds of any Collateral received by Debtor after the occurrence of a Default shall not be commingled with other property of Debtor, but shall be segregated, held by Debtor in trust for Secured Party, and immediately delivered to Secured Party in the form received, duly endorsed in blank where appropriate to effectuate the provisions hereof, the same to be held by Secured Party as additional Collateral hereunder or, at Secured Party's option, to be applied to payment of the Obligations, whether or not due and in any order; and

          (n)   In its sole discretion, Secured Party may, at any time and from time to time, assign, transfer or deliver to any transferee of any Obligations, any Collateral, whereupon Secured Party shall be fully discharged from all responsibility and the transferee shall be vested with all powers and rights of Secured Party hereunder with respect thereto, but Secured Party shall retain all rights and powers with respect to any Collateral not assigned, transferred or delivered.

        5.    DEFAULT.    It shall constitute an event of default ("Default") under this Security Agreement if an Event of Default shall have occurred under any of the Loan Documents (and such Event of Default is not cured or waived by Secured Party) or if any one or more of the following shall occur:

          (a)   Debtor shall fail to perform any covenant, agreement or obligation contained in this Security Agreement; or

          (b)   the Collateral shall be subjected to waste, sale, transfer or other disposition or any lien, encumbrance or other imposition is placed upon said Collateral; or

          (c)   any levy, seizure, attachment, condemnation, forfeiture or other proceeding shall be brought against or with respect to the Collateral.

        6.    REMEDIES.    Upon the occurrence of any Default and at any time thereafter, Secured Party shall have the following rights and remedies (to the extent permitted by applicable law) in addition to all rights and remedies of a secured party under the UCC or of Secured Party under the Obligations, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively or concurrently:

          (a)   Secured Party may at any time and from time to time, with or without judicial process or the aid and assistance of others, enter upon any premises in which any Collateral may be located and, without resistance or interference by Debtor, take possession of the Collateral; and/or dispose of any Collateral on any such premises; and/or require Debtor to assemble and make available to Secured Party at the expense of Debtor any Collateral at any place and time designated by Secured Party which is reasonably convenient to both parties; and/or remove any Collateral from

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  any such premises for the purpose of effecting sale or other disposition thereof (and if any of the Collateral consists of motor vehicles, Secured Party may use Debtor's license plates); and/or sell, resell, lease, assign and deliver, grant options for or otherwise dispose of any Collateral in its then condition or following any commercially reasonable preparation or processing, at public or private sale or proceedings or otherwise, by one or more contracts, in one or more parcels, at the same or different times, with or without having the Collateral at the place of sale or other disposition, for cash and/or credit, and upon any terms, at such place(s) and time(s) and to such person(s) as Secured Party deems best, all without demand, notice or advertisement whatsoever except that where an applicable statute requires reasonable notice of sale or other disposition Debtor hereby agrees that the sending of five days' notice by ordinary mail, postage prepaid, to any address of Debtor set forth in this Security Agreement shall be deemed reasonable notice thereof. If any Collateral is sold by Secured Party upon credit or for future delivery, Secured Party shall not be liable for the failure of the purchaser to pay for same and in such event Secured Party may resell such Collateral. Secured Party may buy any Collateral at any public sale and, if any Collateral is of a type customarily sold in a recognized market or is of the type which is the subject of widely distributed standard price quotations, Secured Party may buy such Collateral at private sale and in each case may make payment therefor by any means. Secured Party may apply the sale proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling, leasing and the like, to reasonable attorneys' fees and all legal, travel and other expenses which may be incurred by Secured Party in attempting to collect the Obligations or enforce this Security Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Security Agreement; and then to the Obligations in such order and as to principal or interest as Secured Party may desire; and Debtor shall remain liable and will pay Secured Party on demand any deficiency remaining, together with interest thereon at the highest rate then payable on the Obligations and the balance of any expenses unpaid, with any surplus to be paid to Debtor, subject to any duty of Secured Party imposed by law to the holder of any subordinate security interest in the Collateral known to Secured Party;

          (b)   Secured Party may appropriate, set off and apply to the payment of the Obligations, any Collateral in or coming into the possession of Secured Party or its agents, without notice to Debtor and in such manner as Secured Party may in its discretion determine.

        7.    DESIGNATION AND AUTHORIZATION.    To effectuate the terms and provisions hereof, Debtor hereby designates and appoints Secured Party and each of its designees or agents as attorney-in-fact of Debtor, irrevocably and with power of substitution, with authority, after the occurrence of a Default, to: receive, open and dispose of all mail addressed to Debtor and notify the Post Office authorities to change the address for delivery of mail addressed to Debtor to such address as Secured Party may designate; endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of Collateral that may come into Secured Party's possession; sign the name of Debtor on any invoices, documents, drafts against and notices to account debtors or obligors of Debtor, assignments and requests for verification of accounts; execute proofs of claim and loss; execute endorsements, assignments of other instruments of conveyance or transfer; adjust and compromise any claims under insurance policies or otherwise; execute releases; and do all other acts and things necessary or advisable in the sole discretion of Secured Party to carry out and enforce this Security Agreement or the Obligations. All acts done under the foregoing authorization are hereby ratified and approved and neither Secured Party nor any designee or agent thereof shall be liable for any acts of commission or omission, for any error of judgment or for any mistake of fact or law, except for gross negligence or willful misconduct. This power of attorney being coupled with an interest is irrevocable while any Obligations shall remain unpaid.

        8.    PRESERVATION AND DISPOSITION OF COLLATERAL; MISCELLANEOUS.    Secured Party shall have the duty to exercise reasonable care in the custody and preservation of any Collateral in its

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possession, which duty shall be fully satisfied if Secured Party maintains safe custody of such Collateral. Except as hereinabove specifically set forth, Secured Party shall not be deemed to assume any other responsibility for, or obligation or duty with respect to, any Collateral, or its use, of any nature or kind, or any matter or proceedings arising out of or relating thereto, including, without limitation, any obligation or duty to take any action to collect, preserve or protect its or Debtor's rights in the Collateral or against any prior parties thereto, but the same shall be at Debtor's sole risk and responsibility at all times. Except for the gross negligence or willful misconduct of Secured Party, Debtor hereby releases Secured Party from any claims, causes of action and demands at any time arising out of or with respect to this Security Agreement, the Obligations, the Collateral and its use and/or any actions taken or omitted to be taken by Secured Party with respect thereto, and Debtor hereby agrees to hold Secured Party harmless from and with respect to any and all such claims, causes of action and demands. Secured Party's prior recourse to any Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Obligations. No act, omission or delay by Secured Party shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by Secured Party of any Default or right or remedy which it may have shall operate as a waiver of any other Default, right or remedy or of the same Default, right or remedy on a future occasion. Debtor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any Obligations or Collateral, and all other notices and demands whatsoever (except as expressly provided herein). In the event of any litigation with respect to any matter connected with this Security Agreement, the Obligations or the Collateral, Debtor hereby waives the right to a trial by jury and all defenses, rights of set-off and rights to interpose counterclaims of any nature. Debtor hereby irrevocably consents to the jurisdiction of the Courts of the State of New York and of any Federal Court located in such State in connection with any action or proceeding arising out of or relating to the Obligations, this Security Agreement or the Collateral, or any document or instrument delivered with respect to any of the Obligations. No provision hereof shall be modified, altered or limited except by a written instrument expressly referring to this Security Agreement and to such provision, and executed by the party to be charged. This Security Agreement and all Obligations shall be binding upon the successors, or assigns of Debtor and shall, together with the rights and remedies of Secured Party hereunder, inure to the benefit of Secured Party and its successors, endorsees and assigns. This Security Agreement and the Obligations shall be governed in all respects by the laws of the State of New York applicable to contracts executed and to be performed in such State. If any term of this Security Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby. Secured Party is authorized to annex hereto any schedules referred to herein. Debtor acknowledges receipt of a copy of this Security Agreement.

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        IN WITNESS WHEREOF, the undersigned has executed or caused this Security Agreement to be executed in the State of New York as of the date first above set forth.

BOGEN COMMUNICATIONS, INC.
By:	Name: Title:
BOGEN COMMUNICATIONS INTERNATIONAL, INC.
By:	Name: Title:
APOGEE SOUND INTERNATIONAL, LLC
By:
BOGEN CORPORATION
By:	Name: Title:
SPEECH DESIGN INTERNATIONAL, INC.
By:	Name: Title:

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Schedule "A"

        All personal property and fixtures of the Debtor, whether now or hereafter existing or now owned or hereafter acquired and wherever located, of every kind and description, tangible or intangible, and all goods, equipment, inventory, accounts, chattel paper, general intangibles, credits, claims, demands and any other property, rights and interests of the Debtor, and any and all additions and accessions thereto, all substitutions and replacements therefor and all products and proceeds thereof and proceeds of insurance thereon.

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EXHIBIT E-1
FORM OF STOCK ACQUISITION NOTE

$8,500,000.00	December , 2003

        The undersigned, for value received, promises to pay to the order of KeyBank National Association (the "Lender") at 66 South Pearl Street, Albany, New York 12207 Eight Million Five Hundred Thousand and NO/100ths ($8,500,000.00) Dollars in payments of Four Hundred Twenty Five Thousand and NO/100ths ($425,000.00) Dollars each, commencing when due on the first Business Day of July, 2004 and continuing on the first Business Day of each October, January and April thereafter until the first Business Day of April, 2009 (the "Maturity Date") when the full balance of principal together with any accrued and unpaid interest shall be fully due and payable.

        On the first Business Day of each month, the undersigned further promises to pay interest on the unpaid principal amount of the Loan evidenced hereby from the date of such Loan until the Maturity Date when the principal balance and all accrued and unpaid interest shall be paid in full. Interest shall be payable at the rate(s) and at the time(s) set forth in the Credit Agreement dated on even date herewith among the undersigned and Lender (the "Credit Agreement"). Payments of both principal and interest are to be made in lawful money of the United States of America.

        The Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement to which reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date of may have its due date accelerated. Terms not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement.

        In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonably attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, as described more fully in the Credit Agreement, as described more fully in the Credit Agreement.

        This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

BOGEN COMMUNICATIONS INTERNATIONAL, INC.
By:	Name: Jonathan Guss Title: Authorized Officer
BOGEN COMMUNICATIONS, INC.
By:	Name: Jonathan Guss Title: Authorized Officer

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EXHIBIT E-2
FORM OF REVOLVING NOTE

$2,500,000	December, 2003

        On the 30th day of June, 2005, the undersigned, for value received, promises to pay to the order of KeyBank National Association (the "Lender") at 66 South Pearl Street, Albany, New York 12207 Two Million Five Hundred Thousand and NO/100ths ($2,500,000.00) Dollars or, if less, the aggregate unpaid amount of all Advances made by the payee to the undersigned pursuant to the Credit Agreement dated as of December 11, 2003 among the undersigned and the Lender (the "Credit Agreement").

        The undersigned further promises to pay interest on the unpaid principal amount of the Advances evidenced hereby from the date of such Advances until such Advances are paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

        The Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement to which reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date of may have its due date accelerated. Capitalized terms not otherwise found herein shall have the meanings ascribed thereto in the Credit Agreement

        In addition to and not in limitation of the foregoing and the provisions of the Credit Agreement, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all reasonable expenses, including reasonably attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, as described more fully in the Credit Agreement.

        This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

BOGEN COMMUNICATIONS INTERNATIONAL, INC.
By:	Name: Jonathan Guss Title: Authorized Officer
BOGEN COMMUNICATIONS, INC.
By:	Name: Jonathan Guss Title: Authorized Officer

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CREDIT AGREEMENT